                                                                EXHIBIT 99(b)(5)
                                                                to Schedule 13E3

                               COMPLETE APPRAISAL
                              IN A SUMMARY REPORT




                          EFFECTIVE DATE OF APPRAISAL
                          ===========================

                                AUGUST 31, 1996




                            PROPERTY IDENTIFICATION
                            =======================

                               UNITED BANK TOWER
                             4600 S.E. 29TH STREET
                            DEL CITY, OKLAHOMA 73115



                                  PREPARED FOR
                                  ============

                  SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
                      OF UNITED OKLAHOMA BANKSHARES, INC.
                             4600 S.E. 29TH STREET
                            DEL CITY, OKLAHOMA 73115
                         MR. CLAUDE RAPPAPORT, CHAIRMAN
                  SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS




                                  PREPARED BY
                                  ===========

                             R. W. FINLEY CO., INC.
                           3217 NORTHWEST 63RD STREET
                         OKLAHOMA CITY, OKLAHOMA  73116
                          PHONE NUMBER (405) 842-8808
                          FAX NUMBER   (405) 842-8860

                       [R.W. FINLEY CO., INC. LETTERHEAD]



                               September 23, 1996




Special Committee of the Board of Directors of United Oklahoma Bankshares, Inc.
4600 S.E. 29th Street
Del City, Oklahoma 73115
Mr. Claude Rappaport, Chairman
Special Committee of the Board of Directors

                                           Re:     Appraisal File No. 96-25
                                                   United Bank Tower
                                                   4600 S.E. 29th Street
                                                   Del City, Oklahoma

Dear Mr. Rappaport:

In accordance with United Oklahoma Bankshares, Inc. appraisal instructions, I have completed an appraisal and have arrived at an "as is" estimate of the defined market value of the above referenced property. This complete appraisal in a summary report has an effective date of August 31, 1996.

A complete legal description of the subject property was furnished by the client and is contained within the body of this appraisal report. The enclosed complete appraisal in a summary report illustrates and documents the reasonings and findings that I have followed to guide me to a final conclusion and estimate of defined value.

I believe that all data gathered by my company and utilized in this appraisal report to be from reliable and competent sources.

This appraisal assignment was not based on a requested minimum valuation, a specific value or the approval of a loan.

The conclusion of value in this letter is based upon the complete appraisal report. The market value stated in this letter should not be accepted without complete review, study and verification of input and the acceptance of the contents of this summary appraisal report. Any questions or additional information required should be requested prior to acceptance of indicated values.

                                                   Mr. Claude Rappaport
                                                   September 23, 1996
                                                   Page Two


It is my conclusion, subject to the limiting conditions and based on the accompanying summary appraisal report, that the estimated "as is" market value of the subject property as of August 31, 1996, is:


ESTIMATE OF VALUE OF UNITED BANK TOWER OFFICE BUILDING



               TWO MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS

                                 $2,950,000




                                                   Respectfully submitted,

                                                   R. W. FINLEY CO., INC.

                                                   /s/ R.W. FINLEY

                                                   R. W. Finley, MAI

attachment:
RWF/jdm

                 [MAP OF GREATER OKLAHOMA CITY, OKLAHOMA AREA]

                               TABLE OF CONTENTS

SUBJECT:                                                                              PAGE NO.
SUMMARY OF SALIENT FACTS AND CONCLUSIONS  . . . . . . . . . . . . . . . . . . . . . .  . 1

CONTINGENT AND LIMITING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  . 3

IDENTIFICATION OF THE PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 8

LEGAL DESCRIPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

EFFECTIVE DATE OF APPRAISAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

FUNCTION OF APPRAISAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

PURPOSE OF THE APPRAISAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

PROPERTY RIGHTS APPRAISED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

DEFINITION OF LEASED FEE ESTATE . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

DEFINITION OF PERSONAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

DEFINITION OF TRADE FIXTURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

DEFINITION OF SIGNIFICANT TERMS AND ABBREVIATIONS . . . . . . . . . . . . . . . . . .   13

SCOPE OF APPRAISAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

DEFINITION OF MARKET VALUE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

DEFINITION OF VALUE AS IS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

STATEMENT OF OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

HISTORY OF OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

MARKETING TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

REGIONAL AND CITY ANALYSIS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

OKLAHOMA CITY METROPOLITAN OFFICE MARKET  . . . . . . . . . . . . . . . . . . . . . .   27

NEIGHBORHOOD ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

TAXES AND ASSESSMENT ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

SUBJECT:                                                                          PAGE NO.
ZONING ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SITE DESCRIPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

DESCRIPTION OF IMPROVEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

   FLOOR PLANS
   PHOTOGRAPHS OF SUBJECT PROPERTY

HIGHEST AND BEST USE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

THE APPRAISAL PROCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

COST APPROACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SALES COMPARISON APPROACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   PRESENTATION OF SALES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
   SUMMARY OF SALES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
   INDICATED VALUE BY THE SALES COMPARISON APPROACH . . . . . . . . . . . . . . . .  60

INCOME CAPITALIZATION APPROACH  . . . . . . . . . . . . . . . . . . . . . . . . . .  61
   COMPARABLE RENTALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
   TENANT RENT ROLL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
   STABILIZED INCOME AND EXPENSE SUMMARY  . . . . . . . . . . . . . . . . . . . . .  73
   INDICATED VALUE BY THE INCOME CAPITALIZATION APPROACH  . . . . . . . . . . . . .  75

CORRELATION AND CONCLUSIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

APPRAISER'S CERTIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

QUALIFICATIONS OF THE APPRAISERS  . . . . . . . . . . . . . . . . . . . . . . . . .  80

ADDENDUM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

   UNITED OKLAHOMA BANKSHARES, INC. LETTER OF ENGAGEMENT
   RENT ROLL (SEPTEMBER 3, 1996)
   INCOME AND OPERATING STATEMENTS - 1996, 1995, 1994 AND 1993
   "C-2", GENERAL COMMERCIAL DISTRICT, DEL CITY ZONING REGULATIONS
   PRICE EDWARDS & COMPANY, OFFICE MARKET SURVEY, 2ND QUARTER 1996
   ECONOMIC INDICATORS

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


IDENTIFICATION OF PROPERTY:           United Bank Tower office building

PROPERTY ADDRESS:                     4600 S.E. 29th Street, Del City, Oklahoma
                                      County, Oklahoma.

PROPERTY LOCATION:                    Located on the south side of S.E. 29th
                                      Street, just west of Interstate 40, in
                                      the south central quadrant of Del City,
                                      Oklahoma.

CURRENT OWNERS OF RECORD:             United Del City Bank

LEGAL DESCRIPTION:                    Please refer to Page 10 for complete
                                      legal description.

PROPERTY RIGHTS APPRAISED:            Leased Fee Estate

IMPROVEMENTS:                         The improved property is developed with a
                                      83,036+- gross square foot, seven (7)
                                      story, multi-tenant general office
                                      building.  The net rentable area (NRA)
                                      contains 74,021+- square feet.  This
                                      improvement was constructed in 1974 and
                                      is in good physical condition.

SITE SIZE:                            The L-shaped site contains a net area of
                                      315,440+- square feet or 7.2415+- acres,
                                      more or less.

ZONING: Zoned "C-2", General Commercial District by the City of Del City, Oklahoma.

OCCUPANCY AND USE:                    The current use is for a multi-tenant,
                                      general office building with a portion
                                      occupied by a bank (United Bank) with
                                      eight exterior drive-in teller stations.

REAL ESTATE TAXES:                    1995 real estate or ad valorem taxes
                                      total $22,531.73 and have been paid.
                                      There are no delinquent taxes or special assessments due.

PARKING: Asphalt paved parking areas striped for 374 vehicles including eight (8) handicapped spaces. Building code regulations require a minimum of 234 spaces.

FLOOD ZONE:                           According to the Federal Emergency
                                      Management Agency (FEMA) Flood Insurance
                                      Rate Map (FIRM) Panel #400233-003D, with an identification date of September 15, 1993 the subject is located within Zone
                                      "C" (Non-Special Flood Hazard Area).
                                      According to the City of Del City
                                      Engineering Department there is no
                                      history of flooding on the subject
                                      property.

FURNITURE, FIXTURES
AND EQUIPMENT (F.F.& E.):             The property contains items identified as
                                      furniture, fixtures and equipment.  The
                                      only equipment considered in this
                                      valuation is for operation of the real
                                      estate (i.e., computer for energy
                                      management system).  All other F.F. & E.
                                      has been excluded from this valuation.

TRADE FIXTURES:                       A portion of the building is occupied by
                                      United Bank.  There are certain items
                                      identified as movable or trade fixtures
                                      installed on the property (i.e., safe
                                      deposit boxes, etc.).  These items have
                                      been excluded from this valuation.


UNITED BANK TOWER OFFICE BUILDING

"AS IS" VALUE INDICATIONS:

COST APPROACH:                             N/A

SALES COMPARISON APPROACH:                 $3,000,000

INCOME CAPITALIZATION
APPROACH:                                  $2,900,000


"AS IS" FINAL ESTIMATE
 OF VALUE:                                 $2,950,000


APPRAISERS:                                R. W. Finley, MAI & James L. Meyer

EFFECTIVE DATE OF APPRAISAL:               August 31, 1996

                       CONTINGENT AND LIMITING CONDITIONS


AN APPRAISAL IS NOT A SURVEY:

It is assumed the utilization of the land and improvements is within the boundaries of the property lines of the property described and that there is no encroachment or trespass unless noted within the report.

No survey of the property has been made by the appraiser and no responsibility is assumed in connection with such matters. Any maps, plats, or drawings reproduced and included in this report are intended only for the purpose of showing spatial relationships. The reliability of the information contained on any such map or drawing is assumed by the appraiser and cannot be guaranteed to be correct.

Any distribution of the valuation between land and improvements applies only under the existing program of utilization. The separate valuations for land and building must not be used in conjunction with any other appraisal and are invalid if so used.


AN APPRAISAL IS NOT A LEGAL OPINION

No responsibility is assumed for matters of legal nature affecting title to the property nor is an opinion of title rendered. It is assumed that title to the property is good and marketable and that all taxes and assessments have been paid. The value estimate is given without regard to any questions of title, boundaries, encumbrances, or encroachments.

The legal description and data furnished by the client are assumed to be correct. The information furnished by others contained in this report was obtained from reliable sources and is assumed to be correct. However, no warranty is given for its accuracy.

It is assumed there is full compliance with all acceptance federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report. It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a non-conformity has been stated, defined, and considered in the appraisal report.

It is assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

The appraiser is not required to give testimony or appear in court because of having made the appraisal with reference to the property in question, unless arrangements have been made previously.

AN APPRAISAL IS NOT AN ENGINEERING REPORT

This appraisal should not be considered a report on the physical items that are a part of this property. Although the appraisal may contain information about the physical items being appraised (including their adequacy and/or condition), it should be clearly understood that this information is only to be used as a general guide for property valuation and not as a complete or detailed physical report. In the context of this appraisal assignment, the appraisers do not hold themselves out to be construction, engineering, or legal experts, and any option given on these matters in this report should be considered preliminary in nature.

The square footage and other architectural and engineering information was furnished by the client, and is assumed to be correct. However, the appraiser assumes no responsibility for the architectural and engineering information furnished.

The observed condition of the foundation, roof, exterior walls, interior walls, floors, heating system, plumbing, insulation, electrical service, and all mechanical and construction is based on a casual inspection only and no
detailed inspection was made.   For instance, we are not experts on heating
systems and no attempt was made to inspect the interior of the furnace. The structures were not checked for building code violations and it is assumed all buildings meet the building codes unless so stated in the report.

Some items such as conditions behind walls, above ceiling, behind locked doors, or under the ground are not exposed to casual view and, therefore, were not inspected. The existence of insulation (if any is mentioned) was found by conversation with others and/or circumstantial evidence. Since it is not exposed to view, the accuracy of any statements about insulation cannot be guaranteed.

It is assumed there are no hidden or unapparent conditions of the property, sub-soil, or structures which would render it more or less valuable. No responsibility is assumed for such conditions or the engineering which may be required to discover such factors. Since no engineering or percolation tests were made, no liability is assumed for soil conditions. Subsurface rights (mineral and oil) were not considered in making this appraisal.

Because no detailed inspection was made, and because such knowledge goes beyond the scope of this appraisal, any observed condition comments given in this appraisal report should be taken as a guarantee is made as to the adequacy or condition of the foundation, roof, exterior walls, interior walls, floors, heating system, air conditioning system, plumbing, electrical service, insulation, or any other detailed construction matters. If any interested party is concerned about the existence, condition, or adequacy of any particular item, we would strongly suggest that a construction expert be hired for a detailed investigation.

The appraisers were NOT provided with any information concerning the presence or absence of actual or potential toxic substances, such as asbestos, formaldehyde which might adversely affect the subject property. The appraisers were also not supplied with any environmental studies, as to the presence of absence of actual or potential land or water contamination. The appraiser is not an expert in detecting or locating any of these substances and as a result, responsibility or liability for the existence of these adverse substances or conditions is not assumed by the appraiser. For purposes of the appraisal, it is assumed there are no adverse conditions. If an eventual inspection or study reveals the presence of any of these conditions, the appraiser reserves the right to reconsider his market value estimate. NOTE: IT IS RECOMMENDED THAT AN ENVIRONMENTAL ASSESSMENT OR AUDIT BE PERFORMED ON THE PROPERTY.


AN APPRAISAL IS MADE UNDER CONDITIONS OF UNCERTAINTY

Information (including projections of income and expenses) provided by informed local sources, such as government agencies, financial institutions, Realtors, buyers, sellers, property owners, bookkeepers, accountants, attorneys, and others is assumed to be true, correct, and reliable. No responsibility for the accuracy of such information is assumed by the appraiser.

The comparable sales data relied upon in the appraisal is believed to be from reliable sources. Though all the comparables were examined, it was not possible to inspect them all in detail. The value conclusions are subject to the accuracy of said data.

Engineering analyses of the subject property were neither provided for use nor made as a part of this appraisal contract. Any representation as to the suitability of the property for uses suggested in this analysis is therefore based only on a rudimentary investigation by the appraiser and the value conclusions are subject to said limitations.

All values shown in the appraisal report are projections based on our analysis as the date of the appraisal. These values may not be valid in other time periods or as conditions change. Since the projected mathematical models are based on estimates and assumptions which are inherently subject to uncertainty and variation depending upon evolving events, we do not represent them as results that will actually be achieved.

This appraisal is an estimate of value based on an analysis of information known to us at the time the appraisal was made. If new information of significance comes to light, the value given in this report is subject to change without notice.

AN APPRAISAL IS MADE UNDER ECONOMIC AND MANAGEMENT CONDITIONS

The appraiser is making the appraisal as of a specific effective date. The market value estimate is based on economic and real estate conditions as of the effective date. The appraiser cannot predict or control changes which might occur in these conditions. The market value estimate may change at any point in the future, beyond the effective date of the appraisal.

The estimate of market value has the basic inherent assumptions that the subject property will be professionally managed and well maintained.

No part of this appraisal shall be used in conjunction with any other appraisal and all opinions expressed therein are invalid, if so used.

The value concluded in this report is based upon the entire report and should not be accepted as an indication of value if any part is used separate from the entire report.

The fee for the investigation and preparation of this report is not in any way contingent upon the amount of value herein reported, nor contingent upon anything other than the delivery of this report. The fee for making this report does not include any court testimony or pretrial conferences.

The appraisers have personally inspected the subject property and the comparables recited in this report.

On all appraisals, subject to satisfactory completion, repairs or alterations, the appraisal report and value conclusion are contingent upon completion of the improvements in a professional like manner and utilizing proper building materials, and in compliance with all governmental and quasi-governmental building codes.

Disclosure of the contents of this appraisal report is governed by the by-laws and regulations of the Appraisal Institute, both of which are incorporated herein as though set forth at length.

The appraisal may not be referred to or included in any document or report to be filed with any government agency without the prior written consent of the appraiser. Possession of this report, or a copy thereof, does not carry with it the right of publication.

Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser or the firm with which he is connected or any reference to the Appraisal Institute or to the MAI or SRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media or any other public means of communication, including but not limited to public or private offering documents; State Blue Sky compliances, partnership offerings and S.E.C. offerings, without the prior written consent and approval of the appraisers.

ADDITIONAL ASSUMPTIONS AND LIMITING CONDITIONS

Any value estimates provided in the report apply to the entire property, and any proration or division of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the report.

No "as built" architectural building plans and/or specifications were available to the appraisers in the preparation of this appraisal; the analysis, therefore, is based on courthouse records, property management floor plans, and field measurements of the appraised property.

Any proposed improvements are assumed to have been completed unless otherwise stipulated; any construction is assumed to conform with the building plans referenced in the report.

The appraiser assumes that the reader or user of this report has been provided with copies of available building plans and all leases and amendments encumbering the property.

The appraisers were provided with copies of the current (September 1996) rent roll and income and expense statements for 1996 (first eight months), year end 1995, 1994, and 1993. This appraisal assumes that the furnished information is an accurate representation of the economic condition of the property.

If no legal description or survey was furnished, the appraiser utilized the county tax plat to ascertain the physical dimensions and acreage of the property. Should a survey prove these characteristics inaccurate, it may be necessary for this appraisal to be adjusted.

The forecasts, projections, or operating estimates contained herein are based upon current market conditions, anticipated short-term supply and demand factors, and a continued stable economy. These forecasts are, therefore, subject to changes in future conditions.

The appraisers have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the Americans with Disabilities Act (ADA). It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

A portion (first and second floor) of the appraised property is occupied for use as a financial (bank) institution with teller windows or stations, vault, safety deposit boxes, exterior drive-in facilities, ATM machine and other specialized bank equipment. This appraisal is based on the assumption that the existing bank facility, United Bank, will continue to remain a tenant in the building. The furnished rent roll indicates that the tenant, United Bank, is not under a lease.

                           IDENTIFICATION OF PROPERTY


The appraised property is identified as the UNITED BANK TOWER OFFICE BUILDING. The property is improved with a seven (7) story, multi-tenant, general office building. The office building is located in the south central quadrant of Del City with a municipal address of 4600 S.E. 29th Street, Del City, Oklahoma, 73115. Del City is located east of Oklahoma City, Oklahoma.

The single improvement is an 83,036+- gross square foot, seven (7) story, multi-tenant, mid-rise, general office building. The concrete frame structure was reportedly constructed in 1974. The improvement is in good physical condition. Building features consist of four (4) main entrances, two (2) stairwells, three (3) elevators, HVAC energy control system, controlled access, restrooms on each floor and surface parking for 374 vehicles. The four (4) main entries are on each corner of the ground floor or first level.

United Bank occupies a portion of the first and second floors with drive-in teller stations and eight (8) drive-in teller lanes located on the west side of the property. The remainder of the building is occupied for general office use. The first, second and third floor areas vary in size while floors four
(4) through seven (7) have similar floor areas.

According to management the building plans indicate a current leasable or net rentable area (NRA) containing 74,021+- square feet. As of the date of inspection, the improved property is reportedly 99%+- occupied.

The L-shaped site contains approximately 315,440+- square feet or 7.2415+- acres, more or less. The site has 452.07+- feet of frontage on the south side of the S.E. 29th Street. The site has additional street frontage on the east side of Holiday Avenue, west side of Vickie Drive and north side of S.E. 31st Street.

The site is slightly above street grade level with S.E. 29th Street. All public utilities are provided to this improved site. The asphalt paved parking areas are striped for a total of 374 vehicles, which includes eight (8) handicapped identified spaces. The parking areas are asphalt paved with concrete curb and gutter. Vehicle access to this tract is provided by two (2) curb cuts along the S.E. 29th Street frontage, one curb cut on Vickie Drive, two (2) curb cuts on S.E. 31st Street and three (3) curb cuts on Holiday Avenue.

According to the City of Del City Planning Department the existing zoning is "C-2", General Commercial District. The current use, as a multi-tenant office building, is a permitted use. Therefore, the improvements are a conforming use under the zoning district.

According to the Federal Emergency Management Agency (FEMA), Flood Insurance Rate Map (FIRM) the appraised property IS NOT LOCATED within a federal designated flood hazard area.





                         FRONT VIEW OF SUBJECT PROPERTY

                  [PICTURE OF FRONT VIEW OF SUBJECT PROPERTY]


                               UNITED BANK TOWER
                             4600 S.E. 29TH STREET
                               DEL CITY, OKLAHOMA

                               LEGAL DESCRIPTION



The subject property is legally described as:

A tract of land in the Northwest Quarter (NW/4) of Section Seventeen (17), Township Eleven (11) North, Range To (2) West, of the Indian Meridian, being more particularly described as follows:

Beginning 33 feet south and 180.69 feet west of the Northeast corner of said Section Seventeen; THENCE West a distance of 452.07 feet; THENCE South a distance of 598.14 feet; THENCE East a distance of 602.32 feet; THENCE North a distance of 299 feet; THENCE West a distance of 150.63 feet; THENCE North a distance of 300 feet to the POINT OF BEGINNING; LESS AND EXCEPT all oil, gas and other minerals and all rights incident thereto previously conveyed of record, if any; SUBJECT to easements and rights of ways of record.

Tract reportedly contains 315,440+- square feet or 7.2415 acres, more or less.


                          EFFECTIVE DATE OF APPRAISAL

The effective date of this appraisal is August 31, 1996.


                             FUNCTION OF APPRAISAL


The function of this appraisal is to assist the client, United Oklahoma Bankshares, Inc., with an estimate of the "as is" market value for internal use and/or marketing purposes.

                            PURPOSE OF THE APPRAISAL


The purpose of this appraisal is to estimate the "as is" market value of the previously identified property and improvements thereon. This parcel is presently improved with a seven (7) story, multi-tenant, general office building that is 99%+- occupied with short term (month-to-month) to medium term leases. For the purpose of this report the appraised property was analyzed in it's present "as is" economic and physical condition under LEASED FEE ESTATE.


                           PROPERTY RIGHTS APPRAISED


The property is appraised in LEASED FEE ESTATE. The property is encumbered by short (month to month) and medium to long (3 to 5 year) term leases with local and national tenants. The property rights are subject to easements of record and respective of surface rights only.

The appraisers were not furnished with individual copies of the leases, however, lease summaries were provided by the management. A brief outline of the terms and conditions of the leases is presented in the rent roll, which is included in the addendum of this report. The leases appear to be at market rent and the terms of the leases are not considered to create leasehold interests detrimental to the ownership of the property or which would negatively affect the value.



                        DEFINITION OF LEASED FEE ESTATE


LEASED FEE ESTATE is defined as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the lease fee owner) and the leased fee are specified by contract terms contained within the lease." (The Dictionary of Real Estate Appraisal, Third Edition, 1993, Appraisal Institute)

                        DEFINITION OF PERSONAL PROPERTY


PERSONAL PROPERTY is defined as: "Identifiable portable and tangible objects that are considered by the general public to be "personal," e.g., furnishings, artwork, antiques, gems and jewelry, collectibles, machinery and equipment; all property that is not classified as real estate. Personal property includes movable items that are not permanently affixed to, and a part of, the real estate". (The Dictionary of Real Estate Appraisal, Third Edition, 1993, Appraisal Institute)

The subject property contains items that have been considered personal property. Items of personal have not been included in this valuation.


                          DEFINITION OF TRADE FIXTURE


TRADE FIXTURE is defined as: "An item owned and attached to a rented space or building by a tenant and used in conducting a business, also called chattel fixture". (The Dictionary of Real Estate Appraisal, Third Edition, 1993, Appraisal Institute)

The subject property contains items that have been considered trade fixtures. Trade fixtures have not been included in this valuation.

               DEFINITION OF SIGNIFICANT TERMS AND ABBREVIATIONS


SIGNIFICANT TERMS:

Contract Rent:            The actual rental income specified in a lease.(1)

Market Rent:              The rental income that a property would most probably
                          command in the open market.(2)

Excess Rent:              The amount by which contract rent exceeds market rent
                          at the time of the appraisal; created by favorable lease to the land-lord (lessor) and may reflect a locational advantage, unusual management, unknowledgeable parties, or a lease execution in an earlier, stronger rental market. Due to the higher risk inherent in the receipt of excess rent, it may be calculated separately and capitalized at a higher rate in the income capitalization approach.(3)


ABBREVIATIONS:

                          NRA=  Net Rentable Area
                          SF=   Square Feet or Square Foot
                          NRSF= Net Rentable Square Feet
                          GBA=  Gross Building Area
                          RCN=  Reproduction Cost New
                          CBD=  Central Business District
                          PGI=  Potential Gross Income
                          EGI=  Effective Gross Income
                          FF&E= Furniture, Fixtures and Equipment
                          OAR=  Overall Capitalization Rate
                          NOI=  Net Operating Income





--------------------

        (1) [American Institute of Real Estate Appraisers, The Appraisal of Real Estate, 9th ed. (Chicago: American Institute of Real Estate Appraisers,
1987), 115.]

        (2) [American Institute of Real Estate Appraisers, The Appraisal of Real Estate, 9th ed. (Chicago: American Institute of Real Estate Appraisers,
1987), 115.]

        (3) [American Institute of Real Estate Appraisers, The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: American Institute of Real Estate Appraisers, 1989), 109.]

                               SCOPE OF APPRAISAL


The scope of this appraisal is to provide the reader with information pertinent in determining an estimate of market value of the subject property as of the effective date of the appraisal.


         1. The subject property was physically inspected and photographs taken on August 29, 1996 and September 3, 1996.

         2.      The neighborhood was inspected.

         3. Del City municipal maps were reviewed for zoning, utilities and flood zone. The zoning was verified by the Del City Planning Department.

         4.      Interviews were held with the following:

                 Ms. Judy Agee, property manager for the subject property.

                 Mr. Don Smith, building engineer for the property.

                 Mr. Harold A. Hite, AIA, architect

         5. The appraisers researched and investigated similar use property sales from Real Estate Appraisal Data, Inc. (READ), a private real estate data service.

         6.      Sales were selected for analysis and photographs were taken.

         7. An analysis of data developed has been made and reconciled to arrived at an estimate of market value of the subject property.

         8. Income and Operating Expense statements for the appraised property were furnished by InterWest Properties and are assumed to accurately represent the economic conditions of the property. The statements are for year to date 1996, fiscal year 1995, 1994 and 1993. A copy of these statements are included in the addendum of this report.

                           DEFINITION OF MARKET VALUE



The objective of the appraisal is to estimate the "as is" Market Value of the subject property, surface rights only. MARKET VALUE as used in this report is defined as:

"The most probable price in terms of money which a property will bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus."

Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         (1)     Buyer and seller are typically motivated;

         (2) Both parties are well informed or well advised, and each acting in what he considers his own best interest;

         (3)     A reasonable time is allowed for exposure in the open market;

         (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.



                 Source:  12 C.F.R. Part 34.4a.

                           DEFINITION OF VALUE AS IS



The definition of "VALUE AS IS" is defined as: "The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; relates to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning"

(The Dictionary of Real Estate Appraisal, Third Edition 1993, Appraisal
Institute)


                             STATEMENT OF OWNERSHIP


The Oklahoma County records indicate the current owner of the appraised property is UNITED DEL CITY BANK.



                              HISTORY OF OWNERSHIP


The appraised property, identified as the United Bank building, was sold by the FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) as "grantors" to UNITED DEL CITY BANK, as "grantees", according to a Quit Claim Deed filed in Book 5583, Page 1339, Oklahoma County Courthouse on February 4, 1987.

The property was originally known as FIRST CONTINENTAL BANK AND TRUST COMPANY.

                                 MARKETING TIME


Normal marketing period is defined as follows: "The amount of time necessary to expose a property to the open market in order to achieve a sale". Implicit in this definition are the following characteristics.


         o The property will be actively exposed and aggressively marketed to potential purchasers through marketing channels commonly used by sellers of similar type properties.

         o The property will be offered at a price reflecting the most probable markup over market value used by sellers of similar type properties.

         o The sale will be consummated under the terms and conditions of the "DEFINITION OF MARKET VALUE" required by the regulation.


NORMAL MARKETING PERIOD should not be confused with investment holding period. Normal marketing period refers to the time period during which a property is actively marketed in order to bring about a sale.

INVESTMENT HOLDING PERIOD refers to the expected term of ownership of an investment. It might be thought of as the amount of time a buyer might hold a property in order to achieve an investment objective. This could extend for several years into the future. Moreover, unlike normal marketing period, there is no presumption of active or aggressive marketing.

For this analysis we have assumed a normal marketing period with an aggressive and professional marketing program.

Based on the marketing time for the comparable sales it is our opinion that a sale of the subject property could be achieved within twelve (12) months. The 12 month marketing period assumes the property being professionally and aggressively marketed at the final estimate of value indicated in this report assuming continued similar market conditions.

                           REGIONAL AND CITY ANALYSIS



INTRODUCTION:

Following is a summary of pertinent facts about Oklahoma City and an examination of recent developments within the local economy. The four forces affecting real estate values are: (1) governmental influences, (2) economic circumstances, (3) social trends, and (4) environmental conditions. This analysis centers around an examination of these four forces and their relationship to the value of the subject property.

GENERAL INFORMATION:

Oklahoma City is the largest municipality in the state, both in land area and population. The Metropolitan Statistical Area (MSA) includes six counties. It has a population exceeding 1 million and covers a geographical area of approximately 2,500 square miles. The Oklahoma City corporate limits encompass roughly 700 square miles, and extend into five of the six counties within the MSA. City officials currently estimate the population to be approximately 485,000. For the purposes of this report, references to the "the city" pertain the Metropolitan Statistical Area; and the "the region" refers to the entire state.

Oklahoma City's central location within a large and predominately rural state has given the community an extensive regional trade area. It is the focal point of government, commerce, and finance within Oklahoma and a regional center for culture, education, medicine, and religion. Despite its historic dependence on energy and agriculture, Oklahoma is beginning to lay the foundation for a more diversified and stable economy. Manufacturers with plants located in the MSA include several national and multinational corporations, specifically: CMI, Altec Lansing, Seagate, Xerox, General Motors, Firestone, AT&T and Hitachi.

TRANSPORTATION:

The city's extensive network of highways, railroads, and airports have made it a regional transportation center. Positioned near the geographical midpoint of the continental United States, Oklahoma City is an established railhead and an emerging hub for trucking and aviation. In addition, farm products from the region can reach international sea lanes and world markets over the Arkansas River Navigation Channel. It links Oklahoma to the Mississippi River and the Gulf of Mexico from the Port of Catoosa, 140 miles northeast of Oklahoma City.

CLIMATE:

Oklahoma City is in the Sunbelt. It enjoys more than 3,000 hours of sunshine annually. The climate is suitable for cotton, wheat, and cattle production. There are also typically more than 300 days in each year with weather conditions conducive to VFR flight operations. The climate has, therefore, played an important role in attracting aviation related industries to the state. They include the FAA's Aeronautical Center, two large international airports, several aircraft maintenance and manufacturing facilities and three
(3) Air Force bases. Many of these facilities are inside the Oklahoma City Metropolitan area. Continued growth in the aviation industry is expected.

An examination of average temperatures suggests that the climate is exceptionally temperate. However, the extremes range from approximately
0 degrees to 100 degrees F, and the weather is given to rapid change. Norman is the home of the Severe Storms Lab of the National Weather Service. In order to be functionally adequate, buildings constructed in Oklahoma require good insulation, modern HVAC systems, the structural integrity to withstand high winds, and roof structures designed to support moderate snow loads.

ECONOMY:

Basically, the national and regional economies have performed countercyclically. During a nationwide recession in the early 1980's, Oklahoma was enjoying a period of unprecedented growth. The prosperity of the region was predicated, for the most part, on expansion in the energy industry. However, in the last half of the decade, oil and gas prices collapsed. Consequently, in the midst of a strong national recovery, the state slipped into an acute recession. This unexpected downturn caused massive destruction of wealth through loss of capital reserves and devaluation of equities.
Because the economy of Oklahoma experienced explosive growth while the nation as a whole was suffering a recession, there was a large influx of transient population. Naturally, intense real estate speculation ensued. This resulted in an oversupply of developed properties in practically every market segment. Development peaked between 1983 and 1984; but the construction pipeline was full, and many projects had progressed too far to stop. By 1986, agricultural markets were severely weakened and the price of oil dropped from over $30 per barrel to less than $10, precipitating a deep regional recession. Predictably, these economic shifts were accompanied by an outmigration of transient population.

Naturally, vacancies rose at alarming rates and real estate values declined rapidly in the late 1980's. Many commercial investors discovered that their properties would no longer service mortgage debt and provide for maintenance, taxes and insurance. Predictably, the outcome was wide-scale bankruptcies and loan defaults. After 1989 the local economy began to improve significantly while the nation, as a whole began to slide into a mild recession. Currently, the local economy continues to improve. The national economy also continues to show signs of a sustained recovery. Consequently, the expectation is that property values will increase.

Commercial banks and savings and loan associations enjoyed phenomenal growth during the boom period. However, as a result of the recession, most lenders were left with large portfolios of non-performing real estate loans.
Obviously, the debt were backed by collateral that had diminished significantly in value. Hard-pressed for cash, many lenders were forced to place these assets in a "soft" market, further tilting supply and demand imbalances and further eroding values. From 1982 through 1988, nearly 120 Oklahoma banks and/or thrifts had failed. These failed institutions were sold, merged, liquidated, or continued operations under the supervision of federal regulators. Over the last several years profitability has returned to the banking/lending industry with renewed interest in all forms of lending and borrowing activities.

THE INFLUENCE OF GOVERNMENT:

Government protection of the small deposit base clearly averted a catastrophe. However, the regulatory agencies systematically, and with cool detachment, liquidated millions upon millions of dollars worth of real estate in the 1980's. This occurred under the worst kind of market conditions with a predictable effect on property values. The long-term implications of those policies are the subject of continued controversy; and the results may not be fully appreciated for several years. State government is Oklahoma City's largest employer with the federal government ranking second. The State capitol complex is located in northeast Oklahoma City. In this area new office building construction continues for state or government agencies. With the destruction of the A.P. Murrah Federal Building many federal agencies will be forced to relocate, which may stimulate a small flurry in the general office market.

Military employment plays a significant role in Oklahoma's employment base. Three (3) Air Force bases (Tinker AFB, Midwest City; Vance AFB, Enid; and Altus AFB, Altus) and an Army (Fort Sill Military Reservation, Lawton, Oklahoma) base are all situated within 120 air-miles of Oklahoma City. Currently, none of the state's active duty bases have been affected by the recent wave of announced base closings. At this time Tinker Air Force Base may benefit from the closings of the other, out of state, maintenance facility bases. Recent media reports state that additional employees, up to 7,500 jobs, could be transferred to Tinker AFB as a direct result of the base closings.

The Navy's E6A TACAMO Squadron moved to Tinker Air Force Base, which is just east of Oklahoma City. This depot maintenance facility is for servicing the Navy's E6A aircraft. Base officials predict that servicemen and civilian workers connected with the project will eventually occupy between 1,000 and 1,400 off-base housing units. The TACAMO squadron is slated for expansion in 1996.

RESIDENTIAL MARKET TRENDS:

The following table outlines the three (3) sectors of residential building permit activity in the City of Oklahoma City. It demonstrates that multi-family construction has been essentially curtailed since 1986. The bulk of multi-family construction activity in 1988 and 1989 was for retirement centers. All but 12 of the units permitted in 1992 were part of a student housing project for Oklahoma City University (OCU). However, in the first quarter of 1996 there were 260 units permitted with 300 more units recently announced in the northwest sector.

Single family permits increased every year from 1990 to 1994 with a slight decrease in 1995. However, permits for the first quarter of 1996 are well ahead of 1995 levels. A key ingredient to the increase in residential building permits can be attributed to the increase in population, which has increased incrementally each year since 1987. The outlook for 1996 is continued activity in the duplex and multi-family sectors with an increase in the total single family residential permits from 1995.

The apartment market bottomed out in 1987. The population in Oklahoma City actually declined by approximately 1% that year. In addition, the city's general business index had fallen by more than 25% over the previous five years. As occupancy and rents declined, tenants moved out of older apartments and into newer ones. In spite of that, rental rates were insufficient to service debt; even on properties that were able to maintain fairly high occupancy.

          PERMIT AUTHORIZED RESIDENTIAL CONSTRUCTION IN OKLAHOMA CITY

                           (NUMBER OF PERMITS ISSUED)

        YEAR               SINGLE-FAMILY             DUPLEX              MULTI-FAMILY             TOTAL
        1980                   1,903                   274                   733                  2,910

        1981                   1,975                   324                   824                  3,123

        1982                   3,165                   866                  4,904                 8,935

        1983                   4,392                   517                  8,290                13,199

        1984                   3,161                   327                  4,196                 7,684

        1985                   1,628                   202                   460                  2,290

        1986                   1,424                   47                    358                  1,829

        1987                   1,063                    4                     7                   1,074

        1988                    952                     0                    108                  1,060

        1989                    884                    15                    397                  1,296

        1990                    884                     0                     0                    884

        1991                   1,207                    0                     0                   1,207

        1992                   1,477                    4                    212                  1,693

        1993                   1,651                    8                     1                   1,660

        1994                   1,768                   68                    110                  1,946

        1995                   1,717                   100                     7                  1,824

                 Source:  Oklahoma City Status and Change


Consequently, a large number of apartment properties were foreclosed. Typically, these properties lost around half their value between 1983 and 1987. Since then, population growth has resumed and the general business index has increased steadily. Moreover, curtailment of apartment building and destruction of older complexes have allowed rents and occupancies to recover substantially from their lowest levels.

Vacancy and collection losses in the better managed apartments have stabilized between about five (5%+-) to ten (10%+-) percent. At the same time, rental rates on newer properties have been increasing at a rate equivalent to, or greater than the consumer price index (CPI). Market evidence indicates that by 1991 approximately half of the lost value had been recovered. The apartment market continues to show signs of steady improvement.

COMMERCIAL PERMIT ACTIVITY:

Year-end commercial or retail construction permit activity for 1995 decreased in comparison to 1994. Permitted new retail construction for the first quarter of 1996 totals 309,000 square feet. In comparison of first quarter statistics this is the largest amount permitted since 1987.

However, all sectors of the Commercial/Retail market remain well below the 1985 peak levels of activity. Overall metropolitan vacancy rates have continue to decline in all sectors. The continued increase in MSA total population will help strengthen this sector of the market.

The following chart illustrates building permit activity (new construction), since 1984, for the three (3) major categories within the City of Oklahoma City corporate area.



               CITY OF OKLAHOMA CITY - BUILDING PERMITS 1984-1994

==============================================================================================================
             YEAR             (OOO S.F.)  COMM/RETAIL       (OOO S.F.)  OFFICE        (OOO S.F.) INDUSTRIAL
            1984                      2,284.3                     1,143.3                    1,993.9

            1985                      2,590.4                     1,034.2                    1,350.5

            1986                      1,171.4                       121.4                      605.8

            1987                      2,337.7                       301.0                      310.2

            1988                        460.5                        99.2                      534.6

            1989                        542.5                       517.2                      514.8

            1990                        368.7                        96.4                      298.9

            1991                        318.6                       352.7                      436.1

            1992                        633.4                       122.0                      372.3

            1993                        690.3                       364.4                      857.7

            1994                        823.6                       218.4                      756.5

            1995                        706.0                       221.4                      598.3
==============================================================================================================

Through Fourth Quarter 1995,      Source: Oklahoma City "Status & Change"

Based on the above statistics all categories of permit activity remain well below the 1984 levels. However, a significant improvement was noticed in all sectors during 1993 with commercial/retail continuing in 1994.

Most surveys report small movements in the overall vacancy rates. In the Oklahoma City MSA, shopping center vacancies have dropped to less than 12.00% with at least a two (2) to three (3) year supply of retail space available. Overall office vacancy rates continue to shrink at about 14.6%+- with seven (7) consecutive quarters of slight decreases. Industrial vacancies are in the 6%+- range with six (6) quarters of continuous decline.

With significant citywide decreases in vacancy rates occurring over the last several years, in all categories, this trend is predicted to continue for the coming year.

RETAIL:

Wholesale and retail trade is the largest private sector employer in the state, averaging approximately 350,000 workers. This industry has almost tripled employment since 1970. Retail trade comprises approximately 75% of this category and has consistently provided the bulk of the job growth in the industry. Following are metro area sales tax collections since 1983.

                            1995                  $209,583,522

                            1994                  $199,317,819

                            1993                  $152,693,686

                            1992                  $141,453,170

                            1991                  $136,243,514

                            1990                  $130,857,359

                            1989                  $119,781,328

                            1988                  $118,200,750

                            1987                  $115,291,975

                            1986                  $116,358,093

                            1985                  $123,502,955

                            1984                  $126,202,905

                            1983                  $118,677,140

As seen from the previous statistics, there were increases in retail sales during the boom period from 1983 through 1985 and a decline from 1985 to 1987. Sales tax collections have increased above 1987 figures, however, this is due in part to sales tax rate increases. The current Oklahoma City sales tax rate is 8.375c. per dollar. The Oklahoma State sales tax rate is 4.0c. per dollar. A 1c. increase in the Oklahoma City sales tax was recently implemented to fund the MAPS project.

The Oklahoma City Metropolitan Statistical Area (MSA) represents approximately 28.5%+- of the state population, but captures approximately 33%+- of total state retail trade. The Oklahoma City area has a relatively large drawing power from outside the metropolitan area as one (1) of every five (5) dollars spent comes from shoppers from outside the MSA.

CONCLUSIONS:

Among civic leaders and regional economists, there is a general consensus that the worst is behind us and that the economy will continue to strengthen. The community has galvanized around an all-out effort to improve and diversify the economy. Both state and local governments are progressive and active in promoting economic development. As a result, the city has developed, and is maintaining the necessary infrastructure of facilities, public services, and utilities required to attract and retain industry.

There are no apparent shortages of basic resources and no significant physical, functional, political or environmental barriers to inhibit development. In fact, manufacturing has replaced oil and gas exploration as the most productive sector of the local economy. The petroleum industry now ranks sixth.

Business and civic leaders continue to work on several economic development projects which will probably produce results over time.

In the meantime, sporting events have played a significant role in the region's economic recovery. In 1987 the DeBartolo Corporation built Remington Park a multi-million dollar horse racing facility near the Cowboy Hall of Fame. Since then, the city has been able to attract the 1988 PGA Championship and the 1989 U.S. Olympic Festival as well as successful minor league basketball, baseball and hockey franchises.

Another positive influence is the Oklahoma City Metropolitan Area Projects
(MAPS). This project, funded by a one (1) cent sales tax increase, calls for the construction of new tourist and recreation facilities. Announced projects include a new baseball stadium, indoor sports arena, renovation and updating the Myriad Convention Center and Civic Center, and Oklahoma State Fairgrounds facilities.

The baseball park project is located in the "Bricktown" area, an old warehouse district, situated east of the downtown CBD. The project is currently under construction with completion in 1997/1998.

As a curious by-product of the recession, the cost of living and doing business in Oklahoma went down. Local companies are in a position to acquire assets rather inexpensively and conduct business operations with a comparatively low overhead threshold. New companies have been attracted to relocate to Oklahoma due to the affordable cost of housing and an available productive local labor force. A sustained recovery, however, promises to be a long-term process.
Over time, the local recovery could be derailed by a national recession, major cutbacks in defense spending, or downsizing of large corporations that have a significant presence in the city. There is also considerable apprehension about U.S. fiscal policy and new tax changes under the current administration. For these reasons most investors are still taking a relatively cautious approach to acquisition and development of new projects.

As diversification continues in Oklahoma, the state will become less vulnerable to downturns in any one or two industries. Consequently, the appraisers have concluded that long-term real estate investments in the region will prove to be increasingly stable. In the judgement of most market observers, the outlook for real estate values is favorable.

                    OKLAHOMA CITY METROPOLITAN OFFICE MARKET


Any recent historical perspective on the Oklahoma City metropolitan area office market typically underscores two periods of noticeable market expansion. In general terms, the market expansion first occurred in the early 1970's; the second period was around the late 1970's, early 1980's. Similarly, both periods of expansion were ultimately followed by a decline of the market that manifested an oversupply of space, a decline in leasing activity, and a reduction in lease rates. However, recent office market surveys indicate the market continues to improve with vacancy rates declining and rental rates increasing in well located properties.

With respect to the most recent growth period (i.e., the expansion that began in the early 1980's), the market surge was city-wide. Between January, 1980 and the end of 1983, building permits were issued for more than 9 million square feet of new office space. The northwest quadrant led this activity with
nearly 4.6 million square feet.   Other areas of the city were as follows:  The
Central Business District had more than 1.6 million square feet; the northeast quadrant with nearly 2 million square feet; and the southeast quadrant with over 190,000 square feet.

The economic expansion and related activity in new office construction was due to soaring energy prices and Oklahoma City's strong position within the energy industry.

The extraordinary growth was eventually matched by an equally dramatic reversal as energy prices rapidly declined. Demand for office space also declined as companies consolidated or left the market entirely. New office construction ceased, and an oversupply developed.

The majority of the new office space constructed since 1986 has been "owner occupied" or single tenant "build to suit" lease properties. Typically this scenario causes an increase in the overall supply and vacancy as the tenants vacate existing lease space.

As a reflection of an improving office market, the 1996 second quarter data (Price Edwards & Company) for larger office buildings (i.e.,buildings of 25,000 SF or more for Suburban and 50,000 SF or more for CBD) indicates an overall vacancy rate of 14.6%, which is the sixth consecutive quarter with a vacancy below 20%. This has not occurred since 1983. There were 390,000 square feet absorbed in 1995, down slightly from the 410,000 square feet in 1994. However, for the first two quarters of 1996 the absorption has been approximately 200,000 square feet.

The 1995 overall vacancy rate decline of 4.5% is the largest annual decline to date, eclipsing 1994's 2.8% reduction. The Central Business District (CBD) experienced a 2.4% vacancy reduction to 25.4% during 1995, however, that result was overshadowed by the suburban market's vacancy rate reduction of 5.5% to an overall rate of 10.2%, its lowest level since 1982.

It should also be noted that the CBD's vacancy reduction can be attributed to the bombing of the A. P. Murrah Federal Building on April 19, 1995, which resulted in the closing of the Journal Record Building, which contained 145,000 square feet, and other buildings. The bombing displaced over 400,000 square feet of tenants from the Federal Building, the Journal Record Building and other smaller buildings in the downtown area. Most of the buildings damaged beyond repair will not be rebuilt.

The last time the vacancy rate was in the 14.6% range, rental rates were $12.50 per square foot compared to current average rents of $10.00 per square foot. The law of supply and demand indicates rental rates should increase, especially in buildings with a Class "A" type finish, which are in limited supply in the suburban areas. The 1996 second quarter survey indicates a continuing trend of declining vacancy rates with an overall vacancy 14.6%. With the improving occupancy rates the overall rental rate also continues to increase. Rent concessions have disappeared.

The typical office base rate is characterized by average lease rates of $8.00 to $15.00 per square foot on garden offices or buildings with one (1) to three
(3) floors and $11.00 to $15.00 per square foot on high-rise structures or buildings with ten (10) or more floors. Mid-rise office buildings, classified as structures with four (4) to nine (9) floors, are posting average lease rates from $9.50 to $13.00 per square foot. These rates are for "full" service leases.

On a citywide basis, the inventory of 25,000+ square foot office buildings is estimated to include over 2.2+- million square feet of vacant space. As to the distribution of the space by building type, the greatest amount is found in the high-rise sector of the market (approximately 50% of the vacant space). The remaining space is almost evenly divided between garden office buildings (approximately 29%) and the mid-rise structures (approximately 21%). In geographic terms, over 65% of the vacant space is located downtown or in the Central Business District (CBD), a submarket that accounts for only 38% of the market's total space.

The following chart provides an overall view of the geographical distribution of office vacancy as of the Second Quarter 1996.

                  PRICE EDWARDS & COMPANY OFFICE MARKET REPORT
                              SECOND QUARTER 1996

                                                               PERCENT VACANT       VACANCY PERCENT
          SECTOR           EXISTING SF        VACANT SF          PER SECTOR             CHANGE
           North            3,069,396          206,417              6.7%                 -1.3%

          Midtown            740,192            44,205              6.0%                 -4.7%

         Northwest          4,157,049          392,563              9.4%                 -1.2%

           West              596,280            85,133             14.3%                 -1.6%

           CBD              5,347,854         1,301,680            24.3%                 -0.8%

        City Totals        13,910,771         2,029,998            14.6%                 -1.3%


The general market trend for office buildings has steadily improved with increasing rental rates and diminishing vacancy rates beginning in 1993 through August of 1996. These statistics indicate an upward general trend and improvement in the existing Oklahoma City metropolitan office building market. This trend is expected to continue in 1996.

In summary, during the 1980's there was a negative view, both locally and nationally, of the economy, government, and to some degree environmental forces in Oklahoma and Oklahoma City. State and city officials have made a concentrated effort to overcome this perception with aggressive business recruitment and advertising to promote new businesses. Locally, the approval of an additional one cent (1) city sales tax for the Metropolitan Area Projects
(MAPS) has allowed the project to go forward with construction underway.

The state's Quality Jobs Program has created new jobs by the expansion of existing businesses as well as attracting new companies. The loss (bombing) of the A. P. Murrah Federal Building and other downtown office buildings has had a two fold effect on the office market by decreasing the supply and creating demand for office space by the relocation of many governmental agencies as well as local businesses. The continued reduction in the overall vacancy rate and increasing rental rates together with the prediction of over 3,000 new jobs coming to Oklahoma City in 1996 is a strong indicator of the improving office market.

                             NEIGHBORHOOD ANALYSIS


The Dictionary of Real Estate Appraisal defines a neighborhood as: "A group of complimentary land uses". It may be best described as that part of a geographical area or community which comprises the immediate surroundings and primary environment for the appraised property. Normally, neighborhoods can be characterized by physical similarities, locale, and a homogeneous blending of property uses. Within any neighborhood, governmental, social, economic, and environmental forces influence supply and demand for real estate.
Consequently, location is always a major factor in determining value; and in most neighborhoods, the inhabitants have a relationship based on a commonality of interests.

LOCATION

The appraised property is located in the southeast quadrant of Del City in the south central quadrant of Oklahoma County. The subject property is located near the southwest corner of the intersection of S.E. 29th Street and Vickie Drive, between Sunnylane Avenue and Sooner Road.

BOUNDARIES

For the purpose of this report the neighborhood boundaries have been identified as Interstate 40 on the north, S.E. 44th Street on the south, South Bryant Avenue on the west, and South Sooner Road on the east. The defined neighborhood area contains approximately four (4) square miles. The immediate neighborhood is identified as the corridor area along both sides of S.E. 29th Street, between South Sunnylane Avenue and South Sooner Road/Interstate 40. These boundaries are physical barriers that limit access points to the neighborhood. The neighborhood is comprised mainly of commercial uses along the section line roads and at the major street intersections with residential uses on the interior. The Oklahoma City Central Business District (CBD) is located about five (5) miles northwest of the subject property.

ACCESS

The neighborhood is accessed by S.E. 29th Street (a major east-west traffic artery), Sooner Road, Sunnylane Avenue, Interstate 40, Interstate 35 and Interstate 240. Interstate 40 is a six to eight lane, major divided thoroughfare connecting Del City and Midwest City with the Oklahoma City CBD. Interstate 240 is located three miles south of the subject providing additional east/west access. Interstate 35 is three miles west. S.E. 29th Street is predominantly a commercial thoroughfare across the city with a concentration of commercial development along its entire length as well as within the subject neighborhood. The neighborhood benefits from the good highway system.

INFRASTRUCTURE

The neighborhood is serviced by all public utilities, including electricity provided by O.G.&E., natural gas provided by Oklahoma Natural Gas, with water and sanitary sewer services provided by the City of Del City. Street and storm sewer maintenance is also provided by the City of Del City. The utilities are reported to be of adequate size and capacity for the needs of neighborhood.

TRAFFIC COUNT

The 1995 average daily traffic (ADT) count on S.E. 29th Street, between South Sooner Road and South Sunnylane Avenue, was estimated at 25,000 vehicles average per day based on the Oklahoma Department of Transportation Average Daily Traffic Volume map. The traffic count on Interstate 40, between Sooner Road and Air Depot Boulevard was estimated at an average of 65,000 vehicles per day.

ZONING AND USE RESTRICTIONS

Zoning is predominately for residential uses on the interior land to the north and south of S.E. 29th Street with commercial and industrial zoning along the frontage of S.E. 29th Street. There are heavy concentrations of commercial development along both sides of Interstate 40 in this area. Zoning in the immediate neighborhood is commercial and industrial with some multi-family residential uses scattered throughout.

GEOGRAPHICAL FEATURES

A major physical land feature is Crutcho Creek, a major drainage basin or watershed that extends along the south side of Interstate 40 just east of the defined neighborhood boundary. Another physical characteristic that forms a neighborhood boundary is Tinker Air Force Base (TAFB). Tinker Field extends from S.E. 29th Street to S.E. 74th Street, between Sooner Road and Douglas Boulevard. This restricted access area forms the east boundary of the neighborhood.

POLICE AND FIRE SERVICES

In regards to police and fire protection, a Del City fire station is located just south of the subject on S.E. 44th Street with the police station located just west of the subject on Epperly Drive. There are fire hydrants located throughout the neighborhood. City Hall for Del City is located across the street from the subject.

ENVIRONMENTAL INFLUENCES

As state above, Tinker Field is located just to the east of the subject neighborhood. This facility is known as the Oklahoma City Air Logistics Center (OCALC) and provides worldwide logistics and maintenance support for a variety of military aircraft. The large number of aircraft arrivals and departures causes some noise problems. Those land areas north and south of the runways are restricted for use and development.

LAND USES/ECONOMIC BASE

The S.E. 29th Street corridor is noted as being concentrated with a variety of retail and commercial businesses, services and offices lining the corridor. Commercial and retail properties focus on having S.E. 29th Street frontage.

Tinker Field and the General Motors Assembly plant are the largest employers in the area.

Abutting land uses consist of an apartment complex to the East, commercial/retail properties to the North and East along S.E. 29th Street; vacant land to the south, and to the west is a car wash and small industrial buildings.

Further to the east and north, along Interstate 40, finds a mixture of motels, specialized medical health facilities, automobile dealerships and fuel/convenience stores. There are wood frame, single family residences south of the immediate neighborhood.

In recent times, new development has occurred in the immediate neighborhood due to the availability of vacant land. Over the last several years the area has been developed with a branch bank facility, fuel/convenience stores, a medical health facility, specialized medical offices, drugstores, video stores and automobile parts stores.

In addition, there is an office park development located in the vicinity of the neighborhood. Tinker Business Park, has been developed with one-story office buildings. This property is located at the northeast corner of S.E. 29th Street and South Sooner Road in Midwest City. The project is designed for large single tenant users and are constructed as "build to suit" buildings.

ECONOMIC LIFE CYCLE

Vacant land remains available within the immediate neighborhood and re-development continues to occur. The age or vintage of the neighborhood is depicted in many commercial buildings and residential dwellings, although, the few remaining residential properties along S.E. 29th Street will probably be removed as commercial development continues to expand. The immediate neighborhood was originally developed with residential uses in the 1940's. The majority of commercial properties in the immediate neighborhood were built in the 1970's and 1980's.

The life cycle of the neighborhood is considered to be in the "revitalization cycle" - a period of renewal, modernization, and increasing demand. The neighborhood will continue to grow with the availability of vacant land.

REAL ESTATE SUBMARKETS

Generally, the various real estate submarkets in the neighborhood can be described as being in the following stages of the development cycle:

                 Vacant Land:         Increasing demand with renewed activity
                 Single Family:       Good demand in newer additions
                 Multi Family:        Continued rent and occupancy increases
                 Retail:              Continued rent and occupancy increases
                 Office:              Continued rent and occupancy increases
                 Industrial:          Continued rent and occupancy increases

SUMMARY

In conclusion, the subject property is located in an area with good market demand. The surrounding commercial properties are in good condition, indicating favorable social and environmental factors. The effect of governmental forces on the subject property is considered as being nominal. As the economy continues to grow the positive social, governmental and environmental characteristics of this neighborhood will have a stabilizing effect upon the subject.

S.E. 29th Street is the major commercial thoroughfare for the neighborhood with a concentration of commercial development occurring along both sides creating a "corridor". The area is favored with good highway/expressway traffic links and major arterial roads. The neighborhood is expected to remain an active element in the local economy. New development, rehabilitation and continued maintenance of existing commercial properties will sustain the economic life of the neighborhood area.

           [STREET MAP OF DEL CITY, OKLAHOMA AND SURROUNDING AREA]

                         TAXES AND ASSESSMENT ANALYSIS



The appraised property is located in Oklahoma County, Oklahoma. The property tax identification or account number is 1468-15-392-0515. The following information was obtained from the Oklahoma County Assessor's and Treasurer's records.

OWNER:           United Del City Bank
                 4600 S.E. 29th Street
                 Oklahoma City, Oklahoma 73115

TAX ID#:         #1468-15-392-0515


=============================================================================================
                                    1995                      1995                  1995
                                 MARKET VALUE             ASSESSED VALUE          R.E. TAXES
---------------------------------------------------------------------------------------------
             LAND:                 $  441,100                $ 48,521

             IMPROVEMENTS:         $1,319,700                $145,167
                                   ----------                --------
             TOTAL:               $1,760,800                 $193,688            $22,531.73
=============================================================================================


The Oklahoma County assessment rate is 11% of the assessor's market value. The assessor's office indicates a total market use value for the subject property of $1,760,800. The subject property was last assessed in 1995. The real estate tax levy for school district #652 in 1995 was $116.33 per $1,000 of assessed value. The actual real estate taxes are calculated by multiplying the assessed value times the tax rate per $1,000 of assessed value ($193,688 x $116.33/1000).

As of the effective date of this report, the 1995 real estate taxes have been paid in the amount of $22,531.73. The 1994 real estate taxes totaled $23,320.04 and have been paid. The 1995 taxes indicate an expense of $0.30 per net rentable square foot (based on NRA of 74,021 SF).

As indicated above, the Oklahoma County Assessor's market use value is substantially understated when compared to the final value estimate in this report. However, the subject is consistent with other office properties.

It appears the ad valorem taxes of approximately $0.30 per square foot is favorable to the owner and could increase in the future when the property is reassessed. For this analysis we have assumed that the 1995 real estate values will remain and will be used in the Income Capitalization Approach.

                                ZONING ANALYSIS


According to the City of Del City Planning Department the appraised site is zoned "C-2", GENERAL COMMERCIAL DISTRICT.

The purpose of the "C-2" General Commercial District is to provide for a wide variety of mixed commercial uses which supply retail merchandise, personal services, and trade business establishments for the benefit of local and non-local patrons. The majority of the commercial uses permitted in the other, less intensive, commercial zones will also be permitted in the C-2 District. However, many uses requiring the secondary functions of outdoor display and/or storage, incidental retail or wholesale warehousing, and product service, maintenance or repair will be permitted first in this district on a commercial scale. Due to the variety and intensity of the commercial uses permitted in this district, it shall only be authorized in locations providing frontage and primary access onto arterial streets, in areas which are generally removed from single-family neighborhoods.

According to city planning official the current use, as a multi-tenant office building, is a permitted use within the zoning district.

Site density is controlled through parking regulations stated by use. Office uses require one parking space for every 200 square feet of gross leasable area
(GLA) for the first 5,000 square feet; plus one space for every 250 square feet from 5,001 to 15,000 square feet; plus one space for every 300 square feet from 15,001 to 48,000 square feet; plus one space for every 350 square feet over 48,000 square feet (GLA).

Based on a gross leasable area (GLA) of 74,021 square feet would require a minimum of 234 parking spaces. Designated handicap parking spaces must be provided on the basis of 4% of the total number of spaces with a maximum of ten
(10) spaces.

According to management, the United Bank Tower Office Building has a total of 374 parking spaces, 368 regular and eight (8) handicap. Therefore, the total of 374 parking spaces is well above the minimum required by the current parking regulations.

Copies of the appropriate pages from the Del City Zoning Regulations and Ordinances are provided as part of the addendum to this report.

                     [TOP VIEW DRAWING OF SUBJECT PROPERTY]

                                SITE DESCRIPTION


LOCATION AND SIZE

The appraised property is located at 4600 S.E. 29th Street near the southwest corner of the intersection of S.E. 29th Street and Vickie Drive in the south central quadrant of Del City, Oklahoma. S.E. 29th Street is a divided five (5) lane (center turn lane), major arterial highway, linking Del City and Midwest City to Oklahoma City. The site contains approximately 315,440+- square feet or 7.2415+- acres, more or less. This is on a net usable basis with no additional loss for street right-of-way.

SHAPE AND FRONTAGE

The L-shaped site has approximately 452.07 feet of frontage on the south side of S.E. 29th Street. The site has additional frontage on Holiday Avenue, S.E. 31st Street, and Vickie Drive. The site has excellent exposure to traffic on S.E. 29th Street and Interstate 40.

TOPOGRAPHY/DRAINAGE

Surface drainage is to the east, into a tributary of Crutcho Creek which empties into the North Canadian River. The site is slightly above street grade with S.E. 29th Street and the adjacent streets.

FLOOD HAZARD AND SOILS

According to Federal Emergency Management Agency (FEMA) Flood Insurance Rate Map (FIRM) Panel #400233-0003D, with an identification date of September 15, 1993 the site is located within an area having a Zone Designation "C", Non-Special Flood Hazard Area. According to the City of Del City Planning Department the property is not located in a flood prone area.

NUISANCES AND HAZARDS

No environmental audit or survey was provided. While no environmental hazards were observed, the appraisers are not trained in the detection of such problems. It is recommended that an environmental study be made to ensure that no hazardous materials or ground contamination exists on or adjacent to the site.

EASEMENTS/COVENANTS/RESTRICTIONS

The site is encumbered with easements for utilities and right-of-ways, none of which adversely affect the property.

ACCESS/INGRESS/EGRESS

Vehicular access to the site is very good and is provided by two curb cuts from S.E. 29th Street, one curb cut on Vickie Drive, two curb cuts on S.E. 31st Street and three on Holiday Avenue. The site has good access and internal traffic flow.

VISIBILITY

The site has excellent visibility to traffic in both east/west directions along S.E. 29th Street.

UTILITIES

All utilities are available to the site.   Electricity is supplied by O.G.& E.,
natural gas by ONG and water/sewer by the City of Del City. All of the utilities are considered to be of sufficient size, quality and condition to serve the present use of the site.

IMPROVEMENTS

The property is improved with a seven (7) story, multi-tenant, general office building containing a total of 83,036+- gross square feet with a net rentable area of 74,021 square feet. The market considers the property a good Class "B+" office building in the Oklahoma City metropolitan market. The improvements are described in the Description of Improvements.

SURROUNDING LAND USES

The property has streets on four sides the only abutting property or land use consists of a small retail center to the northeast. Adjacent land uses consist of an apartment complex to the east; vacant land to the south; and a car wash and small pre-engineered metal buildings to the west, with commercial/retail uses to the north, along S.E. 29th Street.

FUNCTIONAL ADEQUACY OF SITE

The appraised site has excellent exposure and visibility from S.E. 29th Street. The site is sufficient in size to accommodate the existing office facility. The single improvement is located in the central portion of the site. The existing improvements are considered compatible with surrounding properties.

      [PLAT MAP OF SEC.17 T. 11N R.2W OF OKLAHOMA COUNTY, OKLAHOMA WITH
                        SUBJECT PROPERTY HIGHLIGHTED]

                          DESCRIPTION OF IMPROVEMENTS


The improvement is a seven (7) story, concrete frame, multi-tenant, general office building. The structure was reportedly constructed in 1974 and is known as UNITED BANK TOWER OFFICE BUILDING. The building contains 83,036 gross square feet (includes seven floors and partial basement) with a net rentable area (NRA) of 74,021+- square feet.

The building is designed in a rectangular shape. The exterior surface is a combination of reflective insulated glass and painted, smooth finish, concrete panels. There are two (2) story atrium "open areas" in the bank area.

The building core has two (2) interior stairwells providing access to all seven
(7) levels and the basement. The building has three elevators (Westinghouse brand), the two main public elevators each with a 3000 pound capacity and stops at all seven (7) levels with the west elevator having an additional stop for the basement. There is an elevator in the bank area that goes from the first level to the second level. The building has common men's and women's restrooms on each level with private restrooms in the bank area. The building features a mail room, smoking room/vending area/break room.

The building has four (4) main exterior entrances. The northwest and northeast or front main entries allows pedestrian access to the first or ground floor level of the bank area. The southeast and southwest entries provide ground floor access to the tower office levels. The north entrances have two sets of double glass doors set in commercial aluminum frames while the south entries have a single set of double glass doors. There is a secondary entrance/exit located on the east elevation of the ground floor with a metal door. After hours entry is provided to the tenants.

The interior of the building has carpeted or tile lobbies with carpeted hallways. Typical walls are textured and painted wallboard. Ceiling system is drop grid panels in metal T-bar with 2'x 4' recessed four (4) bulb fluorescent light fixtures. The fluorescent light fixtures have been replaced with energy efficient ballasts. Interior trim consists of vinyl rubber cove base with solid core wood pedestrian doors. The building HVAC system has electric heating and cooling with separate zones on each floor. There is an energy management system for each floor with separate controls. The building is total electric. All public utilities serve the building.

The building is supported by an asphalt paved, on-site, parking area striped for 374 vehicle spaces which includes disabled parking for eight (8) spaces that is included in the total number. There is a fire alarm system on all levels with smoke detectors and fire hose cabinets.

The following building data was furnished by Harold A. Hite, Architect, who provides space planning for the appraised property. The enclosed floor plans were furnished by Harold Hite.


             UNITED TOWER BUILDING - GROSS BUILDING AREA PER FLOOR

                 FIRST FLOOR OR GROUND LEVEL:       19,500 SQUARE FEET
                 SECOND FLOOR:                      14,150 SQUARE FEET
                 THIRD FLOOR:                        8,962 SQUARE FEET
                 FOURTH FLOOR:                      10,106 SQUARE FEET
                 FIFTH FLOOR:                       10,106 SQUARE FEET
                 SIXTH FLOOR:                       10,106 SQUARE FEET
                 SEVENTH FLOOR:                     10,106 SQUARE FEET
                                                   -------

                 TOTAL GROSS BUILDING AREA:         83,036 SQUARE FEET

                 Note: This area is calculated on measurements to the outside or exterior walls glass and includes tenant or finished areas, hallways, lobby, restrooms and storage and mechanical closets but does not include outside balconies or basement.

The net rentable area of 74,021+- square feet was taken from the leases and varies slightly from the total on the floor plans. This variance is attributable to the differences in the hallways and lobby areas on the upper floors in the tower.

Based upon information provided by the property manager and inspections of the property, the basic construction is outlined as follows. Floor plans and photographs are located following this section.

SITE: The site is basically level with a slight slope to the east and is slightly above the abutting street grades.

FOOTING/FOUNDATION:                   Assumed to be poured concrete and piers

STRUCTURAL FRAME:                     Precast concrete with flat roof

FLOOR STRUCTURE:                      Precast concrete

FLOOR COVERINGS:                      Carpet in hallways and offices, ceramic
                                      tile in main lobbies, kitchen and
                                      restrooms.

CEILINGS:                             Drop grid system with 2' x 4' acoustical
                                      tile panels in tenant office areas.
                                      Gypboard ceilings in bank area and common areas.

INTERIOR PARTITIONS:                  Gypsum wallboard over metal studs.

INTERIOR WALL
MATERIAL COVERINGS:                   Common areas and offices are gypboard
                                      with texture and paint.

INTERIOR TRIM:                        Halls have vinyl cove base. Combination
                                      of 8 foot and 9 foot solid core wood
                                      doors.  Some wood trim in office areas.

PLUMBING:                             Typical men's restroom consist of 3
                                      lavatories, 2 toilets and 2 urinals.
                                      Typical women's restroom consist of 3
                                      lavatories, 3 toilets.  Floor and walls
                                      are ceramic tile.  It appears that the
                                      upper level restrooms are not handicap
                                      accessible and may not meet ADA code. The ground floor restroom is handicap accessible.

FIRE ALARM SYSTEM:                    Fir alarm system, smoke detectors, and
                                      fire hose cabinets on all floors.

HVAC: All electric, two pipe system with penthouse mounted chiller (Carrier 271 ton - original unit). Fan coil units in tenant areas with chilled water for cooling and electric strip heat. According to management the HVAC is adequate to handle the needs of the building.

ELECTRICAL/LIGHTING:                  The lighting and wiring is assumed to
                                      meet code.  The building is total
                                      electric.  Light fixtures are a
                                      combination of fluorescent and
                                      incandescent.

EXTERIOR WALL MATERIAL:               Smooth finish concrete panels with fixed
                                      reflective thermal or insulated glass
                                      windows in commercial aluminum window
                                      mullions.

WINDOWS:                              Commercial grade, thermal or insulated
                                      pane, reflective glass windows.

BASEMENT:                             Partial basement located under the south
                                      portion of the ground floor.

ELEVATORS:                            Three (3) Westinghouse passenger
                                      elevators.  The elevators service all
                                      seven floors with each car having a 3000 pound capacity. The west elevator also serves the basement level. There is a small elevator in the bank area that serves the first and second level.

ROOF STRUCTURE:                       Precast concrete

ROOF COVER:                           Membrane roof cover.  According to the
                                      building engineer there are no leaks and the roof is in average condition.

STAIRS: Pre-engineered steel stairs with concrete treads. Steel pipe hand rail. There are two interior stairways located at the east and west sides of the building core area.

PARKING AREAS:                        The parking areas are asphalt paved and
                                      striped for 374 spaces.  Asphalt paving
                                      is in good condition with several areas
                                      that have been resealed and striped.

EXTERIOR LIGHTING:                    Pole mounted floodlights around the
                                      exterior of building to light the faces
                                      of structure.  Pole mounted security
                                      lights in parking areas.

LANDSCAPING:                          There are islands in parking areas and an
                                      attractive landscaped area in front of
                                      building.  The mature landscaping is
                                      attractive and well maintained. There is a sprinkler irrigation system to serve the landscaped areas.

STREET/HIGHWAY
ACCESSIBILITY:                        Primary frontage on the south side of
                                      S.E. 29th Street. Street access on all
                                      four sides.  Street access and exposure
                                      is good.


DEFERRED MAINTENANCE

Upon physical inspection of the property and interviews with the building engineer, manager, no major physical defects were observed.

AMERICANS WITH DISABILITIES ACT (ADA) OF 1990

The subject property was designed and constructed in 1974. The property appears to be handicap accessible with designated handicap parking (eight spaces) at the main entrance. There are also ramps and sidewalks that allow single level access into the building. The restrooms and elevators do not appear to be in compliance with current ADA regulations. The appraisers were NOT provided with a compliance report in regards to ADA regulations.

SUMMARY OF IMPROVEMENTS

The improvements, constructed in 1974, are of good quality materials and construction. The overall physical condition is considered to be good. The asphalt parking lot is in good condition. The occupied tenant suites inspected appeared to be in good condition. It should be noted that not all of the tenant spaces were inspected but that a sampling on each floor was made.

ENVIRONMENTAL CONCERNS

The appraisers were NOT furnished an environmental survey or audit (Phase I) regarding the subject property. The improvements were reportedly constructed in 1974 and are of precast concrete construction. We are not experts in this area and recommend that a Phase I Environmental Survey or Audit be completed on the property.

FURNITURE FIXTURES AND EQUIPMENT (FF&E)

The appraised property contains items of furniture, fixtures and equipment, commonly referred to as FF&E. This appraisal does not include any FF&E other than the equipment necessary for the daily operation of the property (i.e. computer to operate energy management system).

                    [FIRST FLOOR PLANS OF UNITED BANK TOWER]

                   [SECOND FLOOR PLANS OF UNITED BANK TOWER]

                    [THIRD FLOOR PLANS OF UNITED BANK TOWER]

                   [FOURTH FLOOR PLANS OF UNITED BANK TOWER]

                    [FIFTH FLOOR PLANS OF UNITED BANK TOWER]

                    [SIXTH FLOOR PLANS OF UNITED BANK TOWER]

                   [SEVENTH FLOOR PLANS OF UNITED BANK TOWER]

          [PHOTOGRAPH OF NORTH OR FRONT ELEVATION OF SUBJECT PROPERTY]

              [PHOTOGRAPH OF SOUTH ELEVATION OF SUBJECT PROPERTY]

         [PHOTOGRAPH OF WEST AND SOUTH ELEVATION OF SUBJECT PROPERTY]

     [PHOTOGRAPH OF DRIVE IN LANES ON WEST ELEVATION OF SUBJECT PROPERTY]

         [PHOTOGRAPH OF NORTH AND EAST ELEVATION OF SUBJECT PROPERTY]

         [PHOTOGRAPH OF SOUTH AND EAST ELEVATION OF SUBJECT PROPERTY]

          [PHOTOGRAPH OF SOUTHEAST PARKING AREA OF SUBJECT PROPERTY]

          [PHOTOGRAPH OF SOUTHWEST PARKING AREA OF SUBJECT PROPERTY]

          [PHOTOGRAPH OF NORTHWEST PARKING AREA OF SUBJECT PROPERTY]

                 [NORTHEAST PARKING AREA OF SUBJECT PROPERTY]

         [PHOTOGRAPH OF STREET SCENE LOOKING WEST ON S.E. 29TH STREET]

         [PHOTOGRAPH OF STREET SCENE LOOKING EAST ON S.E. 29TH STREET.]

          "PHOTOGRAPH OF MAIN LOBBY LOOKING WEST OF SUBJECT PROPERTY"

          "PHOTOGRAPH OF SOUTH LOBBY LOOKING EAST OF SUBJECT PROPERTY"

              "PHOTOGRAPH OF NORTH BANK LOBBY OF SUBJECT PROPERTY"

         "PHOTOGRAPH OF UNITED BANK - GROUND FLOOR OF SUBJECT PROPERTY"

       "PHOTOGRAPH OF BANK BOARD ROOM - SECOND LEVEL OF SUBJECT PROPERTY"

         "PHOTOGRAPH OF KITCHEN AREA TO BOARDROOM OF SUBJECT PROPERTY"

       "PHOTOGRAPH OF KITCHEN/EMPLOYEE'S BREAK ROOM OF SUBJECT PROPERTY"

     "PHOTOGRAPH OF BANK CONFERENCE ROOM SECOND LEVEL OF SUBJECT PROPERTY"

              "PHOTOGRAPH OF TYPICAL RESTROOM OF SUBJECT PROPERTY"

           "PHOTOGRAPH OF TYPICAL OFFICE FINISH OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF SECOND FLOOR LOBBY OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF THIRD FLOOR LOBBY OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF FOURTH FLOOR LOBBY OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF FIFTH FLOOR LOBBY OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF SIXTH FLOOR LOBBY OF SUBJECT PROPERTY"

            "PHOTOGRAPH OF SEVENTH FLOOR LOBBY OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF PENTHOUSE AND ROOF OF SUBJECT PROPERTY"

              "PHOTOGRAPH OF LOWER LEVEL ROOF OF SUBJECT PROPERTY"

                  "PHOTOGRAPH OF CHILLER OF SUBJECT PROPERTY"

             "PHOTOGRAPH OF TYPICAL STAIRWELL OF SUBJECT PROPERTY"

                              HIGHEST AND BEST USE

The highest and best use of a property is defined as follows:

         . . . that reasonable and probable use that supports the highest present value, as defined, as of the effective date of the appraisal.

         Alternatively, that use, from among reasonable probable and legal alternative uses, found to be physically possible, appropriately supported, financially feasible, and which results in highest land value.

         The definition immediately above applies specifically to highest and best use of land. It is to be recognized that in cases where a site has existing improvements on its, the highest and best use may very well be determined to be different from the existing use. The existing use will continue, however, unless and until land value in its highest and best use exceeds the total value of the property in its existing use.

         Implied within these definitions is recognition of the contribution of that specific use to community environment or to community development goals in addition to wealth maximization of individual property owners. Also implied is that the determination of highest and best use results from the appraiser's judgement and analytical skill, i.e., that the use determined from analysis represents an opinion, not a fact to be found in appraisal practice, the concept of highest and best use represents the premise upon which value is based. In the context of investment value, an alternative term would be "most profitable use."

To test for the most feasible or the highest and best use for land as vacant all logical and feasible alternatives must be analyzed. All alternative uses must meet four criteria. The criteria are as follows:

         (1) The physical use of the site - what potential uses of the site are physically possible.

         (2) The legal use of the site - what uses of the site are permitted under applicable zoning ordinances and other legal restrictions.

         (3) The feasible use of the site - what possible and legally permissible use of the site will produce a positive return.

         (4) The maximum productive use of the site - among the highest financially feasible uses, the use that provides the highest rate of return, or value (given a constant rate of return), is the highest and best use.

The first test of the Highest and Best Use question relates to the subject's site. The appraiser must search the market to determine the highest and best use, based on a prudent buyer/investor's response. The economic conditions described in the Site Data, as well as the Neighborhood Data, cannot be ignored when isolating each of the four tests of Highest and Best Use, as follows;

                          A.      Physically possible
                          B.      Legally permissible
                          C.      Financially feasible
                          D.      Maximally productive

A.       PHYSICALLY POSSIBLE:

         Size, shape, area, and terrain affect the uses to which land may be developed. The utility of a parcel may depend on its frontage and depth. An appraiser also considers capacity and availability of public utilities.

         Highest and best use of a property is improved also depends on physical considerations. Whether the property is in good repair and can continue to accommodate the current use may be relevant. If the property should be converted to another use, the cost of conversion must be analyzed relative to the returns to be generated by the converted use.

B.       LEGALLY PERMISSIBLE:

         Private restrictions, zoning, building codes, historic district controls, and environmental regulations are considered because they may preclude many possible highest and best uses.

C.       FINANCIALLY FEASIBLE:

         After determining the uses that are physically possible and legally permissible, an appraiser need not consider the uses that do not meet the criteria. The uses that do meet them are analyzed further to determine those that are likely to produce some income, or return, greater than the combined income needed to satisfy operating expenses, financial expenses, and capital amortization. All uses that are expected to project a positive return are regarded as financially feasible. In analyzing financial feasibility, appraisers estimate future gross income that can be expected from each potential highest and best use . . . Any positive net income or rate of return would indicate that a use is financially feasible.

D.       MAXIMALLY PRODUCTIVE:

         Among financially feasible uses, the use that provides the highest rate of return, or value (given a constant rate of return), is the highest and best use. For determining highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into values. This procedure is correct if all competing uses have similar risk characteristics. The highest land value produced in the procedure reflects highest and best use.


HIGHEST AND BEST USE "AS IF VACANT":

PHYSICALLY POSSIBLE:

The subject property has 452.07 feet of frontage on the south side of S.E. 29th Street with additional frontage on Holiday Avenue, Vickie Drive and S.E. 31st Street. S.E. 29th Street is a major, divided five lane (center turn lane), major east/west arterial road. The site contains 315,440+- square feet or 7.2415+- acres, more or less.

The subject site is basically level and appears to have adequate surface drainage. This is typical for all the tracts in the neighborhood. The soils on the subject tract generally do not present any special development problems, however, most new construction has either spread footings or a concrete grade beam and pier foundation or post tension slabs. All utilities are provided to the site in sufficient quantities to serve the highest and best use of the site.

The subject site appears to have very few physical limitations. The site has excellent frontage and visibility to the main traffic arteries (S.E. 29th Street/Interstate 40) together with good ingress and egress.

LEGALLY PERMISSIBLE:
Consideration was also given to the legal adaptability of the site. The subject property is zoned "C-2", General Commercial District, which allows office uses. The site is encumbered with several easements for utilities. This appraisal is subject to there being no additional encroachments or easements, which would be detrimental to the value of the property.

FINANCIALLY FEASIBLE:

The financial feasibility of the subject site was considered. Currently the balance of supply and demand for office space in the Oklahoma City metropolitan market is shifting to increasing demand. The Oklahoma City office market was impacted from the recessionary phase, but continues to strengthen as the overall economy improves. Office rental rates in the newer and well maintained properties have generally increased and the occupancy rate continues to increase. Rental rates for similar office properties range from $11.00 to $15.00 per square foot.

MAXIMALLY PRODUCTIVE:

Current office rents, although increasing, are not satisfactory to justify new, multi-tenant, general office construction.

SUMMARY:

After considering the above analysis, the highest and best use of the subject property "as vacant" would be for future development of a commercial use in conformity with the existing zoning.


HIGHEST AND BEST USE, "AS IMPROVED":

The subject site is improved with a 83,036 gross square foot (GBA) seven (7) story, multi-tenant, general office building, which is currently 99%+- occupied. The improvements have a net rentable area (NRA) of 74,021 square feet. The current rent roll and income and operating statements that were furnished by the management are assumed to accurately represent the subject's current economic condition.

The subject improvements represent a conforming use. The improvements also conform to the physical and economic characteristics of the neighborhood environment. The improvements are considered to be an economically feasible use, based upon the appraised value. As previously stated, it would not be economically feasible to construct new multi- tenant office improvements if the tract were vacant. Thus, there is no alternative legal use that could economically justify removal of the existing improvements. Therefore, the subject improvements are considered to represent the highest and best use of the subject site "as improved".

                             THE APPRAISAL PROCESS

In the appraisal of real property, to arrive at an estimate of market value for the subject site being considered, it is the appraisal practice to search, study and assemble as much information as possible pertaining to value that can be collected from the marketplace, and to utilize this information in three separate approaches to an estimate of value. These three accepted approaches are: the COST APPROACH, INCOME CAPITALIZATION APPROACH, and SALES COMPARISON APPROACH.

COST APPROACH:

A method in which the value of a property is derived by estimating the reproduction or replacement cost new (RCN) of the improvements, deducting therefrom the estimated accrued depreciation, and then adding the value of the land as estimated by use of the Sales Comparison Approach.

INCOME APPROACH:

An appraisal in which the anticipated net income is processed to indicate the capital amount of the investment, which produces the net income. The capital amount, called the CAPITALIZED VALUE, is, in effect, the sum of the anticipated annual rents less the loss of interest until the time of collection. The reliability of this technique is dependent upon four conditions, namely: (a) the reasonableness of the estimate of the anticipated net annual income; (b) the duration of the net annual income, usually the economic life of the building; (c) the capitalization (discount rate); and (d) the method of conversion (income to capital).

SALES COMPARISON APPROACH:

An appraisal technique in which the market value estimated is predicated upon prices paid in actual market transactions and current listings, the former fixing the lower limit of value in a static or advancing market (price wise), and fixing the higher limit of value in any market. It is a process of correlation and analysis of similar recently sold properties. The reliability of this technique is dependent upon: (a) the degree of comparability of each property with the property under appraisement; (b) the time of the sale; (c) the verification of the sales data; and (d) the absence of unusual conditions affixing the sale.

RECONCILIATION:

After arriving at an indication of value by the three approaches, these are correlated into a single conclusion of value, based on the approach the has the highest quality and quantity of data available, and the one in which the market participant typically has the greatest confidence.

                                 COST APPROACH

In applying the Cost Approach, an appraiser obtains a value indication for a property by adding the land value to an estimate of the depreciated REPRODUCTION or REPLACEMENT cost of the building and other improvements. Although cost and value are different concepts, the Cost Approach explores possible relations between them. For a new property, developed to its highest and best use, the market generally presumes that estimated reproduction or replacement cost plus current land value should approximate market value, assuming no loss of value due to time. This concept recognizes that physical, functional, and external disadvantages will be recognized by the market and will result in lower selling prices. The Cost Approach provides specific measures for these disadvantages, and anything that diminishes value is termed depreciation. The Cost Approach consists of eleven (11) steps.

         1. Estimate the value of the land as though it were vacant and available to be developed to its highest and best use.

         2. Estimate the reproduction or replacement cost of the improvements on the effective appraisal date.

         3. Estimate other costs incurred after construction to bring the new, vacant building up to market condition and occupancy levels.

         4.      Estimate entrepreneurial profit from market analysis.

         5. Add estimated reproduction or replacement costs, other costs, and entrepreneurial profit to arrive at the total cost of the main structure.

         6. Estimate the amount of accrued depreciation in the structure due to physical deterioration and functional and external obsolescence.

         7. Deduct the appropriate estimated depreciation from the total reproduction or replacement cost of the building to derive an estimate of the structure's depreciated reproduction or replacement cost.

         8. Estimate reproduction or replacement cost and depreciation for any accessory buildings and for site improvements and then deduct estimated depreciation from the reproduction or replacement cost of these improvements.

         9. Add the depreciated reproduction or replacement cost of the structure, accessory buildings, and site improvements together to obtain an estimated total depreciated reproduction or replacement cost of all improvements.

         10. Add the land value to the estimated total depreciated reproduction or replacement cost of all improvements to arrive at an indicated value of the fee simple interest in the property.

         11. Adjust the indicated fee simple value to the interest appraised to arrive at an indicated value for the interest in the subject property being appraised.(4)





--------------------

 (4)  Understanding the Appraisal, the Appraisal Institute, 1992.

Appraisal terminology and literature recommends use of the Cost Approach for reasonably new properties which are not affected by large amounts of depreciation and for unique or "special purpose properties" that have no comparable sales or market data or properties that are seldom leased or have limited or no income/expense data.

The appraised property is an income producing multi-tenant, general office building. The improvement was reportedly constructed in 1974. Original building costs could not be obtained by the appraisers. The property has received tenant finish that varies in age, quality and condition. The costs for tenant finish were also not obtainable. As the building and other site improvements begin to age and depreciate, the resulting loss in value becomes difficult to quantify. Estimating the impact of even minor forms of obsolescence and depreciation involves unsupportable judgments and adjustments that weaken the credibility of the Cost Approach.

A significant reason why the Cost Approach is seldom used to value existing income producing properties is that the underlying assumptions do not reflect the investment rationale of typical buyers. Tenant occupied office buildings are income producing properties that are purchased to realize future profits. Reproduction or replacement cost has little bearing on an investment decision where the buyer's primary concern is the potential return on equity.

Therefore, the Cost Approach has not been applied in this report. The exclusion of the Cost Approach will not effect the validity of the concluded final estimate of market value.

                           SALES COMPARISON APPROACH


In an active real estate market, the Sales Comparison Approach is often a good indication of value. This methodology is based upon the premise that the market value of a property is directly related to the prices paid for comparable, competitive properties which have recently sold or for which offers to purchase have been made. Variations in prices of recently purchased property are examined and analyzed by focusing on differences in competitive properties and the subject in terms of legal, physical, locational and economic characteristics, as well as differences in the real property rights conveyed, the date of sales, the financing particular to each sales transaction and the motivations of the buyers and sellers.

When there are sufficient sales transactions that are recent and reliable, thus providing reasonable indications of value patterns in the market, this approach is applicable to the valuation of real property interests. If such conditions exist, the sales comparison method provides a pervasive, direct and systematic approach to value. Limitations to the reliability of this approach arise when the number of market transactions becomes insufficient. Changes in the market due to rapid inflation or deflation diminish the quantity of market data and jeopardize the reliability of the appraiser's adjustments, thus limiting the usefulness of this approach under such circumstances.

The Sales Comparison Approach is related to and impacted upon by several appraisal principles. Of these, the most important principle is substitution, which states that "when several similar or commensurate commodities, goods or services are available, the one with the lowest price will attract the greatest demand, and widest distribution." The Dictionary of Real Estate Appraisal, (Chicago: AIREA 1984, p.296). Substitution affirms that no prudent buyer would pay more for a property than the price to acquire a substitute property of similar utility and desirability. Similar utility is related to the principle of balance in one aspect; in that the relationship between land and improvements, as well as the relationship between a property and its environment, must both be in balance for a property to reflect its actual market value in the competitive market. The wider economic influence of the principle of balance is related directly to the concept of supply and demand, which is constantly in flux due to change in supply as it responds to shifts in population, purchasing power, and consumer preferences. This flux influences the price paid for a particular property as a result of negotiations between buyer and seller, each holding individual views of the economic, legal, social, neighborhood and property conditions which influence their perception of the value of the property.

METHODOLOGY:

"To apply the Sales Comparison Approach, an appraiser follows a systematic procedure:


         o Research the market to obtain information on sales transactions, listings, and offerings to purchase properties similar to the subject property.

         o Verify the information by confirming that the data obtained are factually accurate and that the transactions reflect arms length market considerations.

         o Select relevant units of comparison (e.g., dollars per acres, per square foot, or per income multiplier) and develop a comparative analysis for each unit.

         o Compare the subject property and comparable sale properties using the elements of comparison and adjust the sale price of each comparable appropriately or eliminate the property as a comparable.

         o Reconcile the various value indications produced from the analysis of comparables into a single value indication or a range of values. An imprecise market may indicate a range of value."

The Appraisal of Real Estate, Ninth Edition, (Chicago: AIREA, 1987, p.315)

COMPARABLE SALES

Investigation of the Oklahoma City metropolitan multi-tenant office market indicated a number of sales that have transpired over the last three (3) years. The continued recovery in the Oklahoma economy has resulted in an increase in the number of office building sales.

The shift of general office tenants to the well maintained and newer vintage office buildings has resulted in a rise in occupancy and rental rates for those properties.

Out of the group of potential comparables, the following sales were selected as being the most comparable to the subject because of their relative similarity in terms of building type, condition and construction, age, size and circumstances and date of the sales.

The appraised property consists of a seven (7) story, multi-tenant, general office building that was constructed in 1974. The building contains a gross building area (GBA) of 83,036+- square feet. There are 374 surface parking spaces. Management reports the net rentable area (NRA) to contain 74,021+- square feet. The building common area factor (CAF) is estimated at 10%. The subject property is considered a Class B+ office building.

The appraisers were unable to locate any recent arm's length transactions of multi-tenant, mid-rise, office buildings with a bank located on the ground floor.

The following office building sales were selected for analysis and comparison to the appraised property.

The unit of comparison selected is the net rentable area (NRA).

COMPARABLE SALE NUMBER ONE

NAME:                                      The Paragon office building

LOCATION:                                  Located on the east side of Robinson
                                           Avenue south of N.W. 63rd Street,
                                           Oklahoma City, Oklahoma County,
                                           Oklahoma.

ADDRESS:                                   5801 North Broadway (State Highway
                                           77)

GRANTEE (BUYER):                           Paragon Building Associates, Limited
                                           Partnership

GRANTOR (SELLER):                          L&B Serbo Fund, a group trust

CONVEYANCE:                                SWD; Book 6878, Page 2087, Oklahoma
                                           County Records

DATE:                                      January 26, 1996

REPORTED SALES PRICE:                      $4,420,000

TERMS OF SALE:                             Third party financed $3,337,000 at
                                           market rate for a twenty-five (25)
                                           year term.

GROSS BUILDING AREA (GBA):                 134,214 Sq.Ft.

NET RENTABLE AREA (NRA):                   112,691 Sq.Ft.

COMMON AREA FACTOR (CAF):                  15.1%

PRICE PER GROSS SQUARE FOOT:               $32.93 (Gross)

PRICE PER NET SQUARE FOOT:                 $39.22 (Net)

POTENTIAL GROSS INCOME MULTIPLIER:         3.95 (Based on rents at time of
                                           sale)

OVERALL CAPITALIZATION RATE (OAR):         .1228 or 12.28%

SITE SIZE:                                 6.348+- Acres or 276,521+- square
                                           feet.

OCCUPANCY AT TIME OF SALE:                 97.0%

POTENTIAL GROSS INCOME (1995):             $1,118,539

DESCRIPTION:

This comparable is a five (5) story, multi-tenant, general office building that was constructed in 1981/1982. The concrete frame structure has anodized metal exterior panels with reflective glass windows. The building features a marble floored lobby, two restrooms per floor, a fire alarm system, fire suppression sprinkler system, and parking for 512 vehicles. Zoning is "O-2" General Office District. The market considers this a "Class A" office property. The property was in very good physical condition at the time of sale.




                        [PHOTOGRAPH OF PARAGON BUILDING]



                           COMPARABLE SALE NUMBER ONE

                                PARAGON BUILDING
                              5801 NORTH BROADWAY
                            OKLAHOMA CITY, OKLAHOMA

COMPARABLE SALE NUMBER TWO

NAME:                                      Columbus Square

LOCATION:                                  Located at the northwest corner of
                                           N.W. 63rd Street and Classen
                                           Boulevard, Oklahoma City, Oklahoma
                                           County, Oklahoma.

ADDRESS:                                   1001 N.W. 63rd Street

GRANTEE (BUYER):                           Oklahoma Police Pension and
                                           Retirement System

GRANTOR (SELLER):                          Provident Mutual Life Insurance
                                           Company, a Pennsylvania Corporation.

CONVEYANCE:                                SWD; Book 6736, Page 2179 Oklahoma
                                           County Records

DATE:                                      April 27, 1995

REPORTED SALES PRICE:                      $1,520,000

TERMS OF SALE:                             No mortgage filed, all cash to
                                           seller

GROSS BUILDING AREA (GBA):                 44,550 Sq.Ft.

NET RENTABLE AREA (NRA):                   36,559 Sq.Ft.

COMMON AREA FACTOR (CAF):                  10%

PRICE PER GROSS SQUARE FOOT:               $34.12 (Gross)

PRICE PER NET SQUARE FOOT:                 $41.58 (Net)

POTENTIAL GROSS INCOME MULTIPLIER:         4.34 (Based on rents at time of
                                           sale)

OVERALL CAPITALIZATION RATE:               11.08%

SITE SIZE:                                 1.297+- Acres or 56,507+- square
                                           feet.

OCCUPANCY AT TIME OF SALE:                 91%+-

POTENTIAL GROSS INCOME:                    $350,601

DESCRIPTION:

This comparable is an three (3) story, multi-tenant, general office building that was constructed in 1982. The steel frame structure has a brick exterior with reflective glass windows. The building features a ceramic tile floored lobby, restrooms on each floor, a fire alarm system, fire suppression sprinkler system, and covered or enclosed parking for 25 vehicles with 109 surface parking spaces. Zoning is "O-2" General Office District. The market considers this a "Class B+" office property. The property was in good physical condition at the time of sale.




                        [PHOTOGRAPH OF COLUMBUS SQUARE]



                           COMPARABLE SALE NUMBER TWO

                                COLUMBUS SQUARE
                             1001 N.W. 63RD STREET
                            OKLAHOMA CITY, OKLAHOMA

COMPARABLE SALE NUMBER THREE

NAME:                                      Lakepointe West

LOCATION:                                  Located at the northeast corner of
                                           N.W. 64th Street and Wedgewood
                                           Boulevard, Oklahoma City, Oklahoma
                                           County, Oklahoma.

ADDRESS:                                   4045 N.W. 64th Street

GRANTEE (BUYER):                           Heartland Care Group Management,
                                           L.L.C.

GRANTOR (SELLER):                          2525 Ltd., an Oklahoma Limited
                                           Partnership

CONVEYANCE:                                CWD; Book 6837, Page 1859 Oklahoma
                                           County Records

DATE:                                      January 2, 1996

REPORTED SALES PRICE:                      $2,675,000

TERMS OF SALE:                             Third party financed $2,140,000 at
                                           market rate for fifteen (15) year
                                           term.

GROSS BUILDING AREA (GBA):                 87,286 Sq.Ft.

NET RENTABLE AREA (NRA):                   83,432 Sq.Ft.

COMMON AREA FACTOR (CAF):                  12.3%

PRICE PER GROSS SQUARE FOOT:               $30.65 (Gross)

PRICE PER NET SQUARE FOOT:                 $32.07 (Net)

POTENTIAL GROSS INCOME MULTIPLIER:         3.89 (Based on rents at time of
                                           sale)

OVERALL CAPITALIZATION RATE (OAR):         N/A

SITE SIZE:                                 2.528+- Acres or 110,160+- square
                                           feet.

OCCUPANCY AT TIME OF SALE:                 49%+-

POTENTIAL GROSS INCOME (PGI):              $688,314

DESCRIPTION:

This comparable is a six (6) story, multi-tenant, general office building that was constructed in 1982. The steel frame structure has a concrete panel exterior with reflective glass windows. The building features a ceramic tile floored lobby, restrooms on each floor, a fire alarm system, fire suppression sprinkler system, and 300+- surface parking spaces. Zoning is "O-2" General Office District. The market considers this a "Class B" office property and is located in the Northwest market sector. The property was in average physical condition at the time of sale. The property was 49%+- occupied at the time of sale. When the buyers occupy the building the occupancy will increase to 85%+-.



                        [PHOTOGRAPH OF LAKEPOINTE WEST]



                          COMPARABLE SALE NUMBER THREE

                                LAKEPOINTE WEST
                             4045 N.W. 64TH STREET
                            OKLAHOMA CITY, OKLAHOMA

                 [MAP OF GREATER OKLAHOMA CITY, OKLAHOMA AREA
                   INDICATING LOCATION OF SUBJECT PROPERTY
                       AND SITES OF COMPARABLE SALES.]

ADJUSTMENT OF COMPARABLES AND INDICATION OF VALUE:
These appraisers have made an investigation of the real estate market for sale transactions of multi-tenant, general office buildings throughout the Oklahoma City metropolitan area. After some deliberation, these appraisers have decided that two (2) units of comparison will be analyzed. The units of comparison will be the potential gross income multiplier (PGIM) and the price per net rentable square foot (NRSF). There was sufficient data from two (2) of the sales to calculate an overall capitalization rate (OAR).

                      UNADJUSTED COMPARABLE SALES SUMMARY



================================================================================================================
     SALE NO.       SALE         NET RENTABLE AREA                OVERALL SALES        PRICE PER      CAP. RATE
                     DATE              (NRA)            PGIM          PRICE            NET/SQ.FT          %
----------------------------------------------------------------------------------------------------------------
      Subject     8-31-1996            74,021

         1        1-26-1996           112,803           3.95        $4,420,000          $39.22          12.28

         2        4-27-1995            36,559           4.34        $1,520,000          $41.58          11.08

         3        1-02-1996            83,432           3.89        $2,675,000          $32.07           N/A

       MEAN                                             4.06                            $37.62          11.68
================================================================================================================

The above summary of the units of comparison are unadjusted. The comparable sales range from April 27, 1995 to January 26, 1996. The selected comparables are of recent sales of multi-tenant general office buildings and no adjustment for time or date of sale was required. The sales are of two Class B properties and one Class A property. The appraised property is considered a Class A office building. The market considers the appraised property a Class B+ office building.

The potential gross income multiplier (PGIM) indicated from the three (3) comparables range from 3.89 to 4.34 with a mean of 4.06. According to the management the subject property had a (1995 actual) potential gross income
(PGI) of $741,371.

This is assuming 100% occupancy at current (August 1996) rates. The subject property is indicating approximately 99+-% occupancy level which is slightly superior to the selected comparables.

The average or mean of the Potential Gross Income Multipliers of the three (3) comparables is 4.06. Therefore, a PGIM of 4.06 has been selected and will be applied to the potential gross income of $741,371.

The second unit of comparison is on a per square foot basis on the net rentable area. This unit of comparison indicates a higher per square foot price for a Class A buildings in comparison to Class B properties. The sales summary grid ranges from $32.07 to $41.58 per (net) square foot with an unadjusted average mean of $37.62 per square foot. The subject has a net rentable area (NRA) of 74,021+- square feet. The subject is felt to be between Comparable Sale Number One and Comparable Sale Number Two or $40.40 per (net) square foot.

Therefore, a value of $40.40 per square foot is considered to give a good indication of value for the subject property and will be applied to the net rentable area (NRA) of 74,021+- square feet.

The two (2) units of comparison were utilized and indicated similar values. The following is a summary of the units of comparison:

         $ 741,371 PGI        x   4.06 PGIM        =        $3,009,966

         $ 40.40 Per Sq.Ft.   x   74,021 Sq.Ft.    =        $2,990,448

Each of the two (2) different methods of valuation by the Sales Comparison Approach had it's individual strengths and weaknesses. The per square foot method must take into consideration the differences in the common area factors
(CAF). The PGIM method is based upon the relationship of potential gross income (PGI) to the sales price. The PGIM method is based upon the 1995 potential gross income. After some deliberation and in consideration of the two units of comparison, it is our opinion that a blended or weighted average of the two methods gives the best indication of the "as is" estimate of value by the Sales Comparison Approach.


           "AS IS" INDICATED VALUE BY THE SALES COMPARISON APPROACH

                                  $3,000,000

                         INCOME CAPITALIZATION APPROACH


The Income Capitalization Approach to value is applicable to income-producing properties and is practical in the appraisal of properties for which a rental market value can be identified. The approach consists of a set of procedures or steps in which an appraiser derives a value indication for that particular income producing property by converting the anticipated benefits into property value. This conversion is accomplished either by (1) capitalizing a single year's income expectancy or an annual average of several years' income expectancies at a market-derived capitalization rate or a capitalization rate that reflects a specified income pattern, return on investment, and change in the value of the investment; or (2) discounting the annual cash flows for a determined holding period together with the reversion at a specified yield rate. The various capitalization methods, techniques, and procedures are based on various inherent assumptions concerning the quality, durability and pattern of the income projection. The appraiser selects the capitalization method and procedure that best conforms to the future income pattern of the subject property and acquired data.

Capitalization is the conversion of earnings into an indication of value. Capitalization rates express the relationship between income and value. They may be applied to total net operating income of real property or to various possible divisions of that income, such as land, building, mortgage, equity, leased fee estate, or leasehold estate.

Capitalization begins with an estimate of net operating income. This estimate is basic to the Income Capitalization Approach, and the derived value indication can be not better than the reliability of the income projection.
The basic steps in translating the net operating income projection into a value indication are:

         1.      Estimate potential gross real estate income.

         2. Estimate and deduct a vacancy and collection loss allowance to derive effective gross income.

         3. Estimate and deduct expenses of operation to derive net operating income.

         4. Analyze the quantity, quality, and durability of the projected income stream.

         5.      Select an applicable capitalization method.

         6.      Develop the appropriate rate or rates.

         7. Complete the capitalization process and estimate the property value.

A market value estimate by the Income Capitalization Approach involves an appraiser in research into market attitudes and perceptions before he or she can make critical judgments. Decisions must be made concerning projected income patterns and amounts, capitalization methods and procedures, the selection of appropriate rates, and considerations of the capital structure of a value estimate -- for example, land and building components, mortgage and equity interests, or leased fee and leasehold estates. Understanding the Appraisal, American Institute of Real Estate Appraisers, 1986.

The Income Capitalization Approach to value refers to one or more of several appraisal techniques in which the estimated net income from the subject property is capitalized to determine the amount of capital outlay required to generate a typical return. It is based on the economic principle of anticipation, which states that a property's present value is influenced by a prospective buyer's expectation of the future benefits of ownership. These future benefits are discounted to present worth in the Income Capitalization Approach to reveal the relationship between income potential and value.

The purpose of this appraisal is to solve for the defined "as is" market value of the leased fee interest in the appraised property, inasmuch as the property is encumbered by existing leases. Anticipated net income is calculated based on the appraiser's analysis of the rent roll, taking into account the existing basic rental income, miscellaneous income, expected vacancy and collection losses, as well as maintenance expenses and reserves, management fees, real estate or property taxes, insurance, utilities, and other expenses attributable to the operation of the property.

The income projection was accomplished by an examination and analysis of rental rates on comparable properties. The rental comparables are of multi-story, office buildings in Oklahoma City.

The comparable rentals can be found on the following pages.

COMPARABLE RENTAL NUMBER ONE:

BUILDING NAME:                        One Benham Place

ADDRESS:                              9400 North Broadway Extension, Oklahoma
                                      City, Oklahoma

DESCRIPTION:                          Eight (8) story, multi-tenant, general
                                      office building.

YEAR BUILT:                           1983

BUILDING SIZE:                        149,803 Rentable square feet

ASKING RENT/SQ.FT.:                   $12.00 to $13.50/Sq.Ft.

OCCUPANCY:                            96%

COMMON AREA FACTOR:                   12.1%



                        [PHOTOGRAPH OF ONE BENHAM PLACE]

COMPARABLE RENTAL NUMBER TWO:


BUILDING NAME:                        Midfirst Plaza

ADDRESS:                              501 Northwest Expressway (I-44 service
                                      road), Oklahoma City, Oklahoma.

DESCRIPTION:                          Six (6) story, multi-tenant, general
                                      office building.

YEAR BUILT:                           1982

BUILDING SIZE:                        95,043 Rentable square feet

ASKING RENT/SQ.FT.:                   $11.00/Sq.Ft.

OCCUPANCY:                            95%

COMMON AREA FACTOR:                   12%


                         [PHOTOGRAPH OF MIDFIRST PLAZA]

COMPARABLE RENTAL NUMBER THREE:

BUILDING NAME:                        Harvey Parkway

ADDRESS:                              301 N.W. 63rd Street, Oklahoma City,
                                      Oklahoma.

DESCRIPTION:                          Six (6) story, multi-tenant, general
                                      office building.

YEAR BUILT:                           1982

BUILDING SIZE:                        98,356 Rentable square feet

ASKING RENT/SQ.FT.:                   $10.25 to $11.00 Per Sq.Ft.

OCCUPANCY:                            90%

COMMON AREA FACTOR:                   11%



                         [PHOTOGRAPH OF HARVEY PARKWAY]

SUMMARY OF RENTAL COMPARISONS

The contract rents for the subject property show the average total contract rental rate at $10.76 per square foot based on a leasable area of 74,021+- square feet. The comparable office building rents ranged from $10.25 to $13.50 per square foot. The subject's rents range from $9.00 to $12.48 per square foot. The rental rates of the subject falls within the comparable rental range. The selected rent comparables indicate that several of the subject's leases are slightly below current (August 1996) general office market levels. When those leases "rollover" or expire the rental rates should increase.


DIRECT CAPITALIZATION METHOD

The valuation technique selected for the Income Capitalization Approach was the Direct Capitalization method. Direct capitalization is used to arrive at an indication of value by dividing the net operating income (NOI) by an appropriate overall capitalization rate (OAR). This rate was verified by a comparison to the overall rates extracted from the sales in the Sales Comparison Approach. This method considers loan to value (LTV) and debt coverage ratios (DCR), thus giving an indication of typical financing on the investment. Direct capitalization is based on a stabilized estimate of annual income and operating expenses. In other words, a single year's net income is converted into a value estimate. The net operating income (NOI) utilized in the direct capitalization is derived from figures assuming a stabilized occupancy rate.


INCOME FROM CONTRACT RENTS:

The following rent roll and lease summary were provided by the property manager, Ms. Judy Agee, InterWest Properties. It depicts the pertinent terms of the existing leases and tenants. The reported length of the existing leases range from month to month (MTM) to five (5) years. New leases are being negotiated from one (1) to five (5) years. As of the effective date of this report, the appraised property is 99%+- leased. According to the rent roll many of the tenants have been in the building for several years. A copy of the furnished rent roll is on the following page.

                            copy of tenant rent roll

                 UNITED TOWER OFFICE BUILDING AS OF AUGUST 1996

Total Leasable Area Occupied:     72,253 Sq.Ft.
Management Offices:                1,341 Sq.Ft.
Non-income producing area:           427 Sq.Ft. (Smoking Room and Storage Room)
Total Net Rentable Area:          74,021 Sq.Ft. (100% occupancy)

Note: Rent Roll indicates a NRA of 74,021 square feet, which will be used in this analysis.

The preceding rent roll summary, as of September 3, 1996, indicates an annual contract base rental income of $64,778.21 monthly or $777,339 annually ($10.50 average per square foot).

BASE RENTAL INCOME

Therefore, the total Base Rental Income is $777,339 annually or about $10.50 per square foot for the net rentable area (NRA). The Base Rental Income is based on the existing contract leases.

MISCELLANEOUS INCOME

In addition to the base rental income there is miscellaneous income. The sources for the additional revenue is from vending machines, rent or lease escalations, and other revenue.

INCOME FROM ALL SOURCES

The total income from all sources is $777,339 before deducting any loss for vacancy and collection.

VACANCY AND COLLECTION LOSS

Vacancy and collection loss, or "V & C", is an allowance for reductions in potential income attributable to vacancies, rent concessions, and nonpayment of rent. The appraised property is currently 99%+- leased. Well located, Class B+, multi-tenant, general office buildings reflect an average occupancy of approximately 95%+-. Therefore, the appraisers have selected a vacancy rate of 5%, which is similar to the historical average vacancy rate of the subject property.

A comparison of annual or year end statistics provided by InterWest Properties indicates the subject's historical occupancy as follows:

                 1995                      97% occupancy
                 1994                      93% occupancy
                 1993                      91% occupancy

Therefore, the vacancy and collection is calculated as follows:
$777,339 (Gross Income) x 5% Vacancy & Collection loss = $38,867.

EFFECTIVE GROSS INCOME

Effective gross income (EGI) is the anticipated income from all sources or operations of the real property after allowance is made for vacancy and collection loss. This is calculated as:

            $777,339 (Total Income) - $38,867 (V&C) = $738,472 (EGI)

The subject property had an effective gross income (EGI) of $741,371 for 1995. This is actual collected income from all sources. The two EGI figures are similar. The 1995 actual amount of $741,371 will be used in this analysis.

OPERATING EXPENSES

Operating expenses are the periodic expenditures necessary to maintain the real property and to continue the production of the effective gross income (EGI). The appraiser's were furnished income and expense or management statements for the fiscal year (eight months) of 1996 together with historical income and operating expenses for 1995, 1994, and 1993. Operating expenses are broken down into three (3) categories. The categories are fixed expenses, variable expenses and replacement or reserve allowance.

FIXED EXPENSES

Fixed expenses are the operating expenses that generally do not vary with occupancy and have to be paid whether the property is occupied or vacant. In this case, fixed expenses include real estate taxes and property insurance.

AD VALOREM TAXES

The actual real estate taxes for 1995 on the subject property total $22,531.73 or $0.30 per square foot. Refer to the Tax Assessment section of this report for detailed information. The subject property has a total assessor's market use value of $1,760,800 which is substantially below the value indications found in this report. The total with other taxes is $30,150.

FIRE AND CASUALTY INSURANCE

According to the 1995 income and expense statement, property insurance cost for casualty and liability was $5,931 or $0.08 per square foot. Insurance costs for similar office properties range from $0.05 to $0.15 per square foot according to industry standards for similar commercial property types. The appraised property is a precast concrete, general office building. Therefore, an insurance amount of $5,931 was considered reasonable and will be used in the stabilized income and expense summary.

VARIABLE EXPENSES

Variable expenses are all operating expenses that generally vary with the level of occupancy or intensity of property operation. These expenses include a professional management fee, other administrative and general costs, utilities, repair, maintenance and miscellaneous. Variable expenses also include tenant services; payroll and taxes; supplies and materials; landscaping maintenance; trash removal; security; common area lighting/electricity; water and sewer expenses and other miscellaneous expenses.

MANAGEMENT FEE

Professional management charges within the real estate industry range from 4% to 8% of effective gross income depending upon the real estate segment. It is necessary to charge this fee against the building because it is an economic cost of management. A management fee of $54,000 or $0.73 per square foot. This equates to approximately 7% of the 1995 collected income and will be used in the stabilized projection.

ADMINISTRATIVE

The administrative category includes office expenses such as telephone, office equipment rental (copier, etc.), postage, stationary, bank charges, advertising and promotions, professional fees and payroll taxes. The total administrative costs in 1995 was $65,540. This amount includes the above management fee of $54,000. Therefore, when adjusted for the separation of the management fee this category totals $11,540. This amount equates to $0.15 per square foot and will be used in the stabilized projection.

JANITORIAL AND CLEANING

This category is for janitorial supplies, carpet cleaning, janitorial (cleaning) contracts, window cleaning, and other janitorial expenses. In 1995 janitorial contracts totaled $49,410.12 or $0.67 per square foot. The total janitorial and cleaning in 1995 was $60,448. By comparison this category totaled $56,236 in 1994. The 1995 amount will be used in this analysis.

MAINTENANCE AND REPAIR

This category includes maintenance payroll (salaries), yard (contract) or grounds maintenance, elevator (contract) maintenance, building repairs, HVAC repairs and maintenance, exterminating (pest control), roof repairs, parking lot repairs, window and blind maintenance, carpet and floor repair, and various small items in regards to the maintenance of the building. The 1995 operating statement reflected a total for maintenance and repair of $88,619 or $1.20 per square foot. This amount will be used in the stabilized projection.

UTILITIES

According to the 1995 income and expense statement, the utility charges were $171,767. This category includes such items as water and sewer, garbage (trash) removal, and electricity expenses. The (O.G. & E.) electricity costs for 1995 totaled $162,735 while the water and sewer (City of Del City) totaled $6,181. Trash or garbage service totaled $2,851. The property is leased as a "full service" general office building with the landlord responsible for utility costs.

RESERVE FOR REPLACEMENT

The reserve for replacement or replacement allowance provides for the periodic replacement of building components that may wear out during the building's economic life. The building has been well maintained with an on-going maintenance program. The current "Maintenance & Repair" category has sufficient funds for the continued operation of the property. Therefore, no separate category for reserves for replacement will be used in this analysis.

OVERALL OPERATING EXPENSES

The overall operating expense estimate used in the stabilized projection totaled $422,455 or approximately $5.70 per (net) square foot. According to the management the operating expenses have gradually decreased over the last several years. According to the property manager the building has undergone a program to lower energy costs. Many of the fluorescent light fixtures have been replaced with more efficient fixtures. The building operates with an energy management system to control the HVAC. Similar multi-tenant, mid-rise, general office buildings indicated similar operating expenses.

NET OPERATING INCOME

Net operating income or NOI is the anticipated net income remaining after all operating expenses are deducted from the effective gross income (EGI). The estimated effective gross income (EGI) totaled $741,371 or $10.26 per occupied square foot. When calculated, the estimated net operating income (NOI) becomes:

             $741,371 (EGI) - $422,455 (Expenses) = $318,916 (NOI)

This is based on the actual 1995 effective gross (collected) income of $741,371. Deducting the 1995 operating expenses produces a net operating income (NOI) of $318,916.

SUMMARY OF INCOME AND EXPENSE HISTORY

The subject's historical effective gross income (EGI), operating expenses (O/E) and net operating income (NOI) for 1993, 1994, and 1995, as per the income and operating expense statements furnished, are summarized as follows:

                                                   1995-1994                            1994-1993
                                   1995             PERCENT             1994             PERCENT          1993
                                                    CHANGE                               CHANGE
                                 -------------------------------------------------------------------------------
      Total Income               $741,371           +8.89%            $680,837           +4.26%         $653,035

      Total Operating            $422,455           -2.17%            $431,808           -7.08%         $464,687
      Expenses
                                 -------------------------------------------------------------------------------
      Net Income                 $318,916           +28.06%           $249,029           +32.22%        $188,348

The occupancy over the last three (3) years has also increased from 93%+- in 1993 to the current 1996 level of 99%+-. The reconstructed "Stabilized Income and Expense Summary" for the United Tower Office Building is on the following page.

              UNITED TOWER BUILDING - 4600 S.E. 29TH STREET - DEL CITY, OKLAHOMA



========================================================================================

                     STABILIZED INCOME AND EXPENSE SUMMARY

----------------------------------------------------------------------------------------
INCOME:

Potential Gross Income                                                         $771,339
LESS Vacancy and Collection Loss (5%)                                          $ 38,567
                                                                               --------

Effective Gross Rental Income                                                  $732,772

Miscellaneous and Other Income                                                 $  8,598
                                                                               --------
Total Effective Gross Income                                                   $741,371

Fixed Expenses:
    Real Estate Taxes (1995)              $ 22,531

    Property Insurance                    $  5,931

    Miscellaneous Taxes                   $  7,619
                                          --------
Total Fixed Expenses:                                      $ 36,081

Variable Expenses:
    Management Fee                        $ 54,000

    Administrative                        $ 11,540

    Janitorial and Cleaning               $ 60,448
    Maintenance and Repairs               $ 88,619

    Utilities                             $171,767
                                          --------
Total Variable Expenses:                                   $386,374
                                                           --------

Total Operating Expenses:                                                      $422,455
                                                                               --------

Net Operating Income (NOI):                                                    $318,916
========================================================================================

For this appraisal, a direct form of capitalization was selected whereby an overall rate (O.A.R.) is extracted from the sales of similar office properties. Overall rates (OAR), found in the preceding Sales Comparison Approach section, are calculated as a market comparables' net operating income divided by its cash equivalent sales price, or:


              Overall Rate (OAR)  =  Net Operating Income (NOI)
                                               Sales Price


These rates, as well as the comparables date of sale, net leasable area and price per square foot are summarized in the following overall rate summary table.

                          OVERALL RATE SUMMARY TABLE

       SALE                                                  LEASABLE AREA
        NO.           PRICE  SQ.FT.       DATE OF SALE           (SF)            OVERALL RATE
------------------------------------------------------------------------------------------------
         1               $39.22              Jan-96             112,691             12.28%

         2               $41.58             April-95             36,559             11.08%

         3               $32.07              Jan-96              83,432              N/A
------------------------------------------------------------------------------------------------
     Subject:                                                   74,021
------------------------------------------------------------------------------------------------




The overall rates (OAR) ranged from 11.08% to 12.28%. As mentioned in the Highest and Best Use Analysis section, rental rates have increased during the last few years. The three (3) sales do not establish a pattern but do provide a mean or average of 11.68%.

Other sales of multi-tenant, general office buildings in the metropolitan area have produced overall capitalization rates (OAR) from 9.5% to 12.5%.

Using the Debt Coverage Ratio (DCR) formula to calculate an OAR was based on the following terms and conditions. Using a 9.5% interest, 20 year amortization with a 1.25 DCR and 75% LTV produces an OAR of 10.49%.

Giving weight to the above methods and sources an overall capitalization rate
(OAR) of .1100 or 11.00% was indicated and will be used in this analysis. This rate is felt to reflective of current market conditions for well located, multi- tenant, general office buildings with good occupancy and rental rates.

This capitalization rate is used to convert the subject's net operating income
(NOI) as derived in the preceding income and expense summary into an indication of value. Extracting a value indication for the subject property utilizes the following formula:


       "Stabilized" Value  =       Net Operating Income
                                   --------------------
                                       Overall Rate


Utilizing the formula above, the indicated value for the subject is calculated as follows:


       "Stabilized" Value  =       $318,916
                                   --------
                                    0.1100

       "Stabilized" Value  =       $2,899,236


As shown above, the net operating income is capitalized, or divided, by the market indicated overall capitalization (OAR) rate. When rounded, the "As Is" Market Value of the subject property, by the Direct Capitalization Method, is $2,900,000.


          "AS IS" VALUE INDICATED BY INCOME CAPITALIZATION APPROACH

                                  $2,900,000

                          CORRELATION AND CONCLUSIONS


Reconciliation is the function in the valuation process in which an appraiser analyzes alternative conclusions and selects a final value estimate from among two or more indications of value. A thorough review of the entire valuation process may precede reconciliation.

Reconciliation is the part of the valuation process in which an appraiser most directly draws upon his or her experience, expertise, and professional judgment to resolve differences among the value indications derived from the application of the approaches. The appraiser weighs the relative significant, applicability, and defensibility of each value indication and relies most heavily on the one most appropriate to the purpose of the appraisal. The conclusion drawn is based on the appropriateness, the accuracy, and the quantity of the evidence in the entire appraisal.

With the final estimate of market value, the immediate objective of the valuation process has been accomplished. However, an appraisal assignment is not completed until this conclusion has been stated in a formal report for presentation to the client. Understanding the Appraisal, American Institute of Real Estate Appraisers, 1986.

The appraisal assignment was to determine the "AS IS" market value, as defined, of the subject property as of August 31, 1996. In evaluating the subject property two of the three traditional approaches to value were considered and yielded the following:


UNITED BANK TOWER OFFICE BUILDING

       COST APPROACH:                            N/A

       SALES COMPARISON APPROACH:                $3,000,000

       INCOME CAPITALIZATION APPROACH:           $2,900,000

                          CORRELATION AND CONCLUSIONS



Each of these approaches were based upon interrelated market data. They provide separate value indications; however, the interaction of the various components of the real estate market influenced their respective value indications.

COST APPROACH

As explained previously in this report, the Cost Approach typically provides an indication of upper value based upon the primary principle of substitution. Simply stated, an investor would pay no more for a property than the cost to acquire a vacant site and construct a similar improvement. The Cost Approach is limited because an income producing property is seldom acquired upon the premise of the Cost Approach.

The Cost Approach was not applied in this analysis.

SALES COMPARISON APPROACH

This approach of comparing similar properties that have sold at arms length is generally the most acceptable and supportable method of valuation when there are sufficient recent sales of like or similar properties. The market was researched and there were sufficient sales to provide a good indication of value. This approach was based on three (3) comparable sales of multi-tenant, general office buildings. These properties were considered the most similar to the subject property. This approach is believed to be the best reflection of the local real estate market. Therefore, equal consideration will be given to the Sales Comparison Approach.

INCOME CAPITALIZATION APPROACH

This approach was based upon actual operating data from the subject with additional support provided by several comparable rentals. The data concerning income information for this property, which included a vacancy and credit loss factor, was based on current market data. The operating expenses were based upon the current operation of the subject property with comparison to similar office properties. The capitalization rate was based upon a locally supported calculated rate. The Income Capitalization Approach is believed to be accurate as the input is based on the current market or actual data of the property and provides a good indication of value based on the economic performance of the property. Each approach lends strong support and tends to confirm the other.

In final consideration of all material gathered and knowledge of the real estate market, it is our opinion the "as is" market value, as of August 31, 1996, is estimated to be:


UNITED BANK TOWER OFFICE BUILDING


                TWO MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS

                                   $2,950,000

                           APPRAISER'S CERTIFICATION


We, the undersigned, certify that to the best of our knowledge and belief:


       The statements of fact contained in this report are true and correct.

       The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

       We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

       Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

       The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

       We (R. W. Finley and James L. Meyer) have made a personal inspection of the property that is the subject of this report.

       No one provided significant professional assistance to the persons signing this report.

       This appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

       We certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

       As of the date of this report, R. W. Finley has completed the requirements of the continuing education program of the Appraisal Institute.



       /s/ R.W. FINLEY                             /s/ JAMES L. MEYER
       --------------------------                  --------------------------
       R. W. Finley, MAI                           James L. Meyer
       Okla.Certification #10040                   Okla.Certification #10075

                                 Qualifications
                               R. W. Finley, MAI

================================================================================

I am an independent fee real estate appraiser accepting assignments in valuation of all types of commercial real estate including industrial, office buildings, shopping centers, and multi-family projects, special purpose and vacant land in the State of Oklahoma. I attended the University of Oklahoma Mechanical Engineering school from 1940 to 1942.

United State Army, Corps of Engineers, Second Lieutenant, 1942 to 1945.

Owner of Finley-O'Shea Construction Company, engaged in general construction work, 1945 to 1956.

Unrelated general business from 1956 to 1961.

In the year 1962, I entered the real estate business on a full time basis.
From 1962 to 1976, I was involved in a variety of real estate operations including single family residential housing developments, developing and building of low-rise and mid-rise office buildings, developing and building of apartment complexes with total units in excess of 2,000, was involved as one of the major developers of a regional shopping center, containing approximately 1,400,000 square feet of gross lease area, known as Crossroads Shopping Center in Oklahoma City. Upon obtaining my designation from the American Institute of Real Estate Appraisers, MAI in 1974, and the designation of Society of Real Estate Appraisers, SRPA in 1973. I entered the appraisal field with the emphasis on commercial real estate of all types. In 1992, my firm completed appraisal assignments on apartment buildings, office buildings, industrial
buildings, special purpose properties, and land appraisals.   R. W. Finley Co.,
Inc. has completed an average of 125 narrative commercial appraisal reports annually since 1974, meeting the standards of the American Institute of Real Estate Appraisers, (Appraisal Institute/USPAP).

I have furthered my education by successfully completing the requirements qualifying for continuing education by completing a minimum of 60 hours of approved courses, per period. I am currently certified by the Appraisal Institute.

DESIGNATIONS:

       Society of Real Estate Appraisers - SRPA (1973)
       President Oklahoma Chapter 1974-75

       American Institute of Real Estate Appraisers
       (Appraisal Institute) - MAI (1974)
       President Oklahoma Chapter 1985-86

                                 Qualifications
                               R. W. Finley, MAI

================================================================================

I have been a resident of Oklahoma City for over 70 years and maintain my residence in Oklahoma City. I have been actively associated with real estate throughout my adult life. R. W. Finley Co., Inc., has been in the same office building since 1965.

Properties developed by my company and associates are:

[ ]    SINGLE FAMILY RESIDENTIAL ADDITIONS

Finley's Parkside                  40 acres                 80 homes
The Arbors of Summerfield         518 acres              1,200 homes
Forest Oaks                        80 acres                277 homes


[ ]    LOW RISE OFFICE PARKS:

        Jamestown Office Park        18 condominium offices


[ ]    APARTMENT COMPLEXES IN EXCESS OF 100 UNITS:

       Villa Savoy                 F.H.A. 241-D               400 apartments
       Whispering Hills            Conventional               444 apartments
       Woodbriar                   Conventional               227 apartments


[ ]    CONDOMINIUMS:

        Jamestown                   Condominium 8.5 acres      40 units


[ ]    SHOPPING CENTERS:

       Crossroads Mall             1,400,000 S.F. Gross Leasable Area
         Co-Developers  -          Kavanaugh Finley-N.K. Winston 1974-1979

                                 Qualifications
                               R. W. Finley, MAI


================================================================================


PROFESSIONAL AFFILIATIONS:

Member of:
       Appraisal Institute
       National Association of Real Estate Boards
       Oklahoma Real Estate Commission
       Oklahoma City Metropolitan Board of Realtors

CITY, STATE, FEDERAL CLIENTS:

GOVERNMENT:

       The Oklahoma City Urban Renewal Authority (OCURA)
       The City of Oklahoma City
       Oklahoma County District Courts
       Oklahoma Department of Transportation (ODOT)
       Federal Housing Administration (FHA)
       Veteran's Administration (VA)
       Federal Deposit Insurance Corporation (FDIC)
       Resolution Trust Corporation (RTC)

EXPERT WITNESS QUALIFICATIONS:

       Federal District Court, Western District
       Oklahoma District Court
       U.S. Bankruptcy Court of the Western District
       United States Tax Court
       County Ad Valorem Equalization Boards

       Successfully completed the requirements for State of Oklahoma "Certified Appraiser" (September 18, 1991).
       Certified Appraiser No.:  10040

I hold the designation of:
                           MEMBER APPRAISAL INSTITUTE
                                  MAI  (#5203)

                                 Qualifications
                               R. W. Finley, MAI


================================================================================


MAJOR CLIENTS FROM PRIVATE SECTOR:

Aetna Life Insurance Company                             Michigan National Bank
American Fidelity Mortgage Company                       MidFirst Bank
American Mortgage & Investment Company                   Midland Mortgage Company
Bank of Montreal Corp. & Government Bank, Toronto, CA    Mutual Security Life Insurance
Bank of Oklahoma (Prior to change of ownership)          National Foundation Life Insurance Co.
Baptist Medical Center                                   National Life Insurance Company
Bellamah Community Development                           Nichols Hills Bank
Central Oklahoma Homebuilders                            Nor-West Development Company
City of Oklahoma City                                    Northwest Bank, Oklahoma City
Continental Federal Savings & Loan Association           Oklahoma Nat'l Bank & Trust Company
Daon Corporation                                         Oak Tree Mortgage, New Orleans
Eason I.T. & T.                                          Ontra, Inc.
Equity Bank for Savings, F.A.                            Phillips College
BancFirst (Federal National Bank), Shawnee, Ok.          Pilot Life Insurance Company
FAMCO, Dallas, Texas                                     Pioneer Mortgage, Ponca City, Ok.
Firestone                                                PMSI-RAM, a Joint Venture
Frisco Railway Company                                   Price-Edwards & Company
First Commercial Mortgage                                Santa Fe Railway Company
First National Bank of Edmond                            Sonic Industries
First National Bank of Midwest City                      Stillwater National Bank and Trust
Founders Bank                                            Sunbelt Savings
Guaranty Bank and Trust Company                          Texaco Refining & Marketing, Inc.
Home Federal Savings and Loan                            The Oklahoma Bank
HTB, Inc.                                                Ticor Title, Dallas, Texas
C.A. Henderson Companies                                 Tooman-Collins
International Harvester Company                          Trammell-Crow Company
Investors Diversified Services                           Union Bank and Trust Company
Landmark Land Company                                    University of Oklahoma
Liberty National Bank & Trust Company                    United Bank of Del City
Local Federal Savings & Loan                             United Home Food Distributors
McAfee & Taft, Attorneys at Law                          Warehouse Development Co. (Bricktown)
Metropolitan Life Insurance                              Will Rogers Bank

                                 QUALIFICATIONS
                                 JAMES L. MEYER

================================================================================

I am an independent fee appraiser with my office located at 3217 N. W. 63rd Street, Oklahoma City, Oklahoma, 73116. I have completed appraisal assignments on all types of commercial real estate for clients ranging from private investors to financial institutions. I have been involved in appraisal work since April, 1980.

APPRAISAL CERTIFICATION:

       Obtained designation of "Certified Appraiser" in the State of Oklahoma in October of 1991. Certified Appraiser No.: 10075

APPRAISAL EDUCATION:

COURSES:

       Attended and successfully completed the examination on the following courses offered by the Appraisal Institute, formerly American Institute of Real Estate Appraisers (AIREA).

       Course 1A1    Real Estate Principles
       Course 1A2    Basic Valuation Procedures
       Course 2-1    Case Studies in Real Estate Valuation
       Course SPP    Standards of Professional Practice
       Course 1BA    Capitalization Theory and Techniques, Part A
       Course 1BB    Capitalization Theory and Techniques, Part B
       Course 2-2    Report Writing and Valuation Analysis
       Course 410    Standards of Professional Appraisal Practice (Part A)
       Course 420    Standards of Professional Appraisal Practice (Part B)

CONTINUING EDUCATION SEMINARS:

       Reviewing Appraisal Reports
       Applied Sales Comparison Approach
       Rates, Ratios, and Reasonableness
       Demonstration Appraisal Report Preparation
       Appraisal Regulations of the Federal Banking Agencies
       Appraisers, Bankers & Reviewers
       Overview and Practical Application
       Analysis of Commercial Real Estate
       Subdivision Analysis (Instructor)

                                 QUALIFICATIONS
                                 JAMES L. MEYER

FORMAL EDUCATION:

o      UNIVERSITY OF OKLAHOMA                                  1970 to 1977:

       Attended University of Oklahoma, Norman, Oklahoma.
       Graduated with B.S. in Environmental Design, School of Architecture. Majoring in Construction Management


PROFESSIONAL EXPERIENCE:

o      J. L MEYER CO., INC.                                    1990 to Present

       Oklahoma City, Oklahoma
       Independent Fee Appraiser with J. L. Meyer, Company, Inc.

o      FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC)            1988 to 1990
       Oklahoma City, Oklahoma
       Senior Review Appraiser, Oklahoma City Office Real Estate Department

o      R. W. FINLEY CO., INC.                                  1986 to 1988
       Oklahoma City, Oklahoma
       Staff Appraiser with R.W. Finley Co., Inc.

o      WESTLAKE DEVELOPMENT COMPANY                            1983 to 1986
       Oklahoma City, Oklahoma
       Vice President, Westlake Development Company; engaged in real estate development, project development, real estate management and construction; responsible for analysis; construction, leasing, financing, development and management of real estate properties.

o      F & L DEVELOPMENT                                       1981 to 1982
       Oklahoma City, Oklahoma
       Project manager for the construction and leasing of a major office building.

                                 QUALIFICATIONS
                                 JAMES L. MEYER

EXPERT WITNESS QUALIFICATIONS:

       Federal District Court, Western District
       Oklahoma District Court
       U.S. Bankruptcy Court of the Western District
       County Ad Valorem Equalization Boards


I have been involved with the appraising of commercial/retail, industrial, office and shopping centers, banks, churches, service stations, restaurants, apartments, subdivisions and large mixed use developments. I also have completed analysis and valuation of properties for ad valorem tax purposes. Some of my clients are:

       City of Oklahoma City
       Continential Federal Savings and Loan Association
       Federal Deposit Insurance Corporation (FDIC)
       Harter Concrete Company
       Landmark Land Company
       Liberty National Bank and Trust Company
       Oak Tree Golf and Country Club
       Oklahoma City Urban Renewal Authority
       First National Center
       J & M Investment Company
       Ticor Title Company
       Stillwater National Bank
       First National Bank of Edmond
       Resolution Trust Company (RTC)
       Mutual Security Lif Insurance Company
       Home Federal Savings and Loan
       Midfirst Group

                                A_D_D_E_N_D_U_M




                                      87